EXHIBIT 10.1

[Published CUSIP Number:                          ]

CREDIT AGREEMENT

Dated as of November 18, 2005

among

CERIDIAN CORPORATION,

as the Borrower,

CERIDIAN CANADA LTD.,

as the Canadian Borrower,

BANK OF AMERICA, N.A.,

as the Administrative Agent, Swingline Lender

and

L/C Issuer,

BANK OF AMERICA, N.A.,

acting through its Canada branch, as Canadian Subfacility Agent,

JPMORGAN CHASE BANK, N.A.

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

PNC BANK, NATIONAL ASSOCIATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC,

as

Sole Lead Arranger and Sole Book Manager

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms
1.02	Other Interpretive Provisions
1.03	Accounting Terms
1.04	Rounding
1.05	Exchange Rates; Currency Equivalents
1.06	Additional Alternative Currencies
1.07	Change of Currency
1.08	Times of Day
1.09	Letter of Credit Amounts

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Revolving Loans
2.02	Borrowings, Conversions and Continuations of Revolving Loans
2.03	Letters of Credit
2.04	Swing Line Loans
2.05	Prepayments
2.06	Reduction or Termination of Commitments
2.07	Repayment of Loans
2.08	Interest
2.09	Fees
2.10	Evidence of Debt
2.11	Computation of Interest and Fees
2.12	Payments Generally; Administrative Agent’s Clawback
2.13	Sharing of Payments by Lenders
2.14	Increase in Commitments

ARTICLE IIA. THE CANADIAN SUBFACILITY

2A.01	Canadian Subfacility Loans
2A.02	Borrowings, Conversions and Continuations of Canadian Subfacility Loans
2A.03	Prepayments
2A.04	Reduction or Termination of Commitments
2A.05	Repayment of Loans
2A.06	Interest
2A.07	Canadian Subfacility Fronting Fee
2A.08	Computation of Interest and Fees
2A.09	Evidence of Debt
2A.10	Payments Generally; Canadian Subfacility Agent’s Clawback
2A.11	Sharing of Payments by Lenders

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ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes
3.02	Illegality
3.03	Inability to Determine Rates
3.04	Increased Costs
3.05	Compensation for Losses
3.06	Mitigation Obligations; Replacement of Lenders
3.07	Survival

ARTICLE IV. CONDITIONS PRECEDENT

4.01	Conditions to Effectiveness
4.02	Conditions to all Credit Extensions

ARTICLE V. REPRESENTATIONS AND WARRANTIES

5.01	Corporate Existence and Power
5.02	Corporate Authorization; No Contravention
5.03	Governmental Authorization
5.04	Binding Effect
5.05	Litigation
5.06	No Default
5.07	ERISA Compliance
5.08	Title to Properties
5.09	Taxes
5.10	Financial Condition
5.11	Environmental Matters
5.12	Regulated Entities
5.13	No Burdensome Restrictions
5.14	Solvency
5.15	Labor Relations
5.16	Copyrights, Patents, Trademarks and Licenses, Etc
5.17	Material Subsidiaries and Equity Investments
5.18	Insurance
5.19	Full Disclosure
5.20	Year End
5.21	Existing Indebtedness
5.22	Swap Contracts
5.23	Margin Regulations; Investment Company Act

ARTICLE VI. AFFIRMATIVE COVENANTS

6.01	Financial Statements
6.02	Certificates; Other Information
6.03	Notices
6.04	Preservation of Corporate Existence, Etc
6.05	Maintenance of Property
6.06	Insurance
6.07	Payment of Obligations
6.08	Compliance with Laws
6.09	Inspection of Property and Books and Records
6.10	Environmental Laws
6.11	Use of Proceeds
6.12	Further Assurances

ARTICLE VII. NEGATIVE COVENANTS

7.01	Limitation on Liens
7.02	Mergers, Consolidations and Dispositions of Assets
7.03	Cash Investments; Minority Investments
7.04	Indebtedness
7.05	Contingent Obligations
7.06	Use of Proceeds
7.07	Hostile Acquisitions
7.08	Lease Obligations
7.09	Interest Coverage Ratio
7.10	Debt/Total Capitalization
7.11	Change in Business
7.12	Accounting Changes
7.13	Contracts of Subsidiaries
7.14	Licenses
7.15	Transactions with Affiliates

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default
8.02	Remedies Upon Event of Default
8.03	Application of Funds

ARTICLE IX. ADMINISTRATIVE AGENT

9.01	Appointment and Authority
9.02	Rights as a Lender
9.03	Exculpatory Provisions
9.04	Reliance by Administrative Agent and the Canadian Subfacility Agent

9.05	Delegation of Duties
9.06	Resignation of Administrative Agent or the Canadian Subfacility Agent
9.07	Non-Reliance on Administrative Agent, Canadian Subfacility Agent and Other Lenders
9.08	No Other Duties, Etc
9.09	Administrative Agent and Canadian Subfacility Agent May File Proofs of Claim

ARTICLE X. MISCELLANEOUS

10.01	Amendments, Etc
10.02	Notices; Effectiveness; Electronic Communication
10.03	No Waiver; Cumulative Remedies
10.04	Expenses; Indemnity; Damage Waiver
10.05	Payments Set Aside
10.06	Successors and Assigns
10.07	Treatment of Certain Information; Confidentiality
10.08	Right of Setoff
10.09	Interest Rate Limitation
10.10	Counterparts; Integration; Effectiveness
10.11	Survival of Representations and Warranties
10.12	Severability
10.13	Replacement of Lenders
10.14	Governing Law; Jurisdiction; Etc
10.15	Waiver of Jury Trial
10.16	USA PATRIOT Act Notice
10.17	Judgment Currency

SCHEDULES

1.01(e)	Existing Letter of Credit
1.01(i)	Initial Permitted Indebtedness
1.01(m)	Mandatory Cost
2.01	Commitments and Applicable Percentages
5.05	Material Litigation
5.07	ERISA Matters
5.11	Environmental Matters
5.17	Subsidiaries
5.17(A)	Investments
7.02	Permitted Corporate Transactions
10.02	Eurocurrency and Domestic Lending Offices, Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS

Form of

A-1	Revolving Loan Notice
A-2	Canadian Subfacility Loan Notice
A-3	Swing Line Loan Notice
B-1	Note
B-2	Canadian Subfacility Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Opinion of Counsel (Content Summary)

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 18, 2005, among CERIDIAN CORPORATION, a Delaware corporation (the “Borrower”), CERIDIAN CANADA LTD., a corporation organized under the laws of Canada, (the “Canadian Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and BANK OF AMERICA, N.A., acting through its Canada branch, as Canadian Subfacility Agent.

The Borrower has requested that the Lenders provide a revolving credit facility, and the Canadian Borrower has requested that the Lenders provide a subfacility thereof for the making of revolving credit loans thereto, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Alternative Currency” means each of Canadian Dollars, Euro, and Sterling and each other currency (other than US Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency Equivalent” means, at any time, (a) with respect to any amount determined in an Alternative Currency, such amount, and (b) with respect to any amount denominated in US Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Canadian Subfacility Agent, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with US Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and US Dollar Equivalent of US$50,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.  Loans denominated in an Alternative Currency, other than Canadian Subfacility Loans, may only be Eurocurrency Rate Loans.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans, the obligation of the L/C Issuer to make L/C Credit Extensions, the obligation of the Swing Line Lender to make Swing Line Loans, and the obligation of the Canadian Subfacility Funding Lenders to make Canadian Subfacility Loans have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means the following percentages per annum, each based upon the applicable “Pricing Level”:

Applicable Rate
			Eurocurrency Rate +	Base Rate +
Pricing Level	Debt Ratings S&P/Moody’s	Facility Fee	Letters of Credit	Canadian Prime Rate
1	> BBB+ / Baa1	0.100%	0.375%	0.000%
2	BBB / Baa2	0.125%	0.450%	0.000%
3	BBB— / Baa3	0.150%	0.575%	0.000%
4	BB+ / Ba1	0.175%	0.825%	0.000%
5	< BB+ / Ba1	0.225%	1.150%	0.000%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies which would result in different Pricing Levels, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply.  If the Borrower has only one Debt Rating, the Debt Rating that is one Pricing Level lower than the Pricing Level of the actual Debt Rating shall apply.  Pricing Level 5 shall apply at any time as there shall exist no Debt Rating.

On the Closing Date, the Applicable Rate shall be based upon the Pricing Level corresponding to the then-applicable Debt Rating.  Any change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective on and as of the date of such public announcement of any Debt Rating that indicates a different Applicable Rate in accordance with this definition and the above chart.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent (or, with respect to any borrowings and payments in Canadian Dollars under the Canadian Subfacility, as determined by the Canadian Subfacility Agent) to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel and the non-duplicative allocated cost of internal legal services and all disbursements of internal counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, and (c) in respect of any Permitted Securitization, the present value of the remaining stream of scheduled or expected payments due or to become due with respect to any and all Permitted Receivables at such time subject to such Permitted Securitization, discounted at a rate equal to the then applicable interest rate of the indebtedness associated with the Permitted Securitization.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions, the obligation of the Swing Line Lender to make Swing Line Loans, and the obligation of the Canadian Subfacility Funding Lenders to make Canadian Subfacility Loans pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A., and its successors.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in US Dollars.

“Borrower” has the meaning set forth in the introductory paragraph hereto.

“Borrowing” means a Revolving Borrowing, a Canadian Subfacility Borrowing or a Swing Line Borrowing, as the context may require.

“Borrower Materials” has the meaning specified in Section 6.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in US Dollars is located and:

(a)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in US Dollars, any fundings, disbursements, settlements and payments in US Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in US Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in US Dollars are conducted by and between banks in the London interbank Eurocurrency market;

(b)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than US Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)           if such day relates to any fundings, disbursements, settlements and payments in a currency other than US Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than US Dollars or Euro, or any other dealings (including Canadian Prime Rate Loans) in any currency other than US Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Borrower” has the meaning set forth in the introductory paragraph hereto.

“Canadian Dollars” or “CAN$” means the lawful currency of Canada.  Unless otherwise specified, all payments under this Agreement to the Canadian Subfacility Agent and the Canadian Subfacility Funding Lenders shall be made in Canadian Dollars.

“Canadian Prime Rate” means on any day a fluctuating rate of interest per annum equal to the higher of (i) the 30-day CDOR Rate plus 0.50%, and (ii) the rate of interest per annum most recently announced by the Canadian Subfacility Agent as its reference rate of interest for loans made in Canadian Dollars to the Canadian Borrower and designated as its “prime rate” (the “prime rate” being a rate set by the Canadian Subfacility Agent based upon various factors including the Canadian Subfacility Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate).  Any change in the prime rate announced by the Canadian Subfacility Agent shall take effect at the opening of business on the day specified in the public announcement of such change.  Each interest rate based upon the Canadian Prime Rate shall be adjusted simultaneously with any change in the Canadian Prime Rate.

“Canadian Prime Rate Loan” means a Canadian Subfacility Loan that bears interest at the Canadian Prime Rate.

“Canadian Subfacility” means the subfacility in Article IIA providing for Loans to be advanced to the Canadian Borrower.

“Canadian Subfacility Agent” means Bank of America, N.A., acting through its Canada branch for purposes of being the administrative agent for the Canadian Subfacility.

“Canadian Subfacility Agent’s Office” means the Canadian Subfacility Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Canadian Subfacility Agent may from time to time notify to the Canadian Borrower and the Lenders.

“Canadian Subfacility Borrowing” means a borrowing of simultaneous Canadian Subfacility Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Canadian Subfacility Funding Lenders pursuant to Section 2A.01.

“Canadian Subfacility Fronting Fee” has the meaning specified in Section 2A.07.

“Canadian Subfacility Funding Fronting Lender” means each of Bank of America, acting through its Canada Branch and JPMorgan Chase Bank, N.A., Toronto Branch in its capacity as a Canadian Subfacility Funding Lender for Canadian Subfacility Loans in which the Canadian Subfacility Participating Lenders purchase Canadian Subfacility Risk Participations.

“Canadian Subfacility Funding Lender” means, with respect to each Canadian Subfacility Loan, each Canadian Subfacility Funding Fronting Lender and Mellon Bank, N.A., Canada Branch.

“Canadian Subfacility Funding Applicable Percentage” means, (a) with respect to each Canadian Subfacility Funding Lender other than the Canadian Subfacility Funding Fronting Lenders, its Applicable Percentage; and (b) with respect to each Canadian Subfacility Funding Fronting Lender, the percentage (carried out to the ninth decimal place) determined in accordance with the following formula:

Sum of the Commitment of such

Canadian Subfacility Funding Fronting Lender

plus 50% of the aggregate Commitments

of the Canadian Subfacility Participating Lenders

Aggregate Commitments

“Canadian Subfacility Loan” has the meaning specified in Section 2A.01.

“Canadian Subfacility Loan Credit Exposure” means, with respect to any Canadian Subfacility Loan, (i) for each Canadian Subfacility Funding Lender other than the Canadian Subfacility Funding Fronting Lenders, the aggregate principal amount of all Canadian Subfacility Loans advanced by such Lender, (ii) for each Canadian Subfacility Funding Fronting Lender, the aggregate principal amount of all Canadian Subfacility Loans advanced thereby, net of all Canadian Subfacility Risk Participations purchased or funded, as applicable, therein, and (iii) for each Canadian Subfacility Participating Lender, the aggregate principal amount of all Canadian Subfacility Risk Participations purchased or funded, as applicable, by such Lender in all Canadian Subfacility Loans.

“Canadian Subfacility Loan Notice” means a notice of (a) a Canadian Subfacility Borrowing, (b) a conversion of Canadian Subfacility Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans under the Canadian Subfacility, pursuant to Section 2A.02(a), which, if in writing, shall be substantially in the form of Exhibit A-2.

“Canadian Subfacility Participating Lender” means, with respect to each Canadian Subfacility Loan, each of Wachovia Bank, National Association, PNC Bank, National Association, Wells Fargo Bank, National Association, AmSouth Bank, The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch and The Bank of New York, but specifically excludes any assignees thereof otherwise permitted hereunder.

“Canadian Subfacility Risk Participation” means, with respect to each Canadian Subfacility Loan advanced by each Canadian Subfacility Funding Fronting Lender, the risk participation purchased by each of the Canadian Subfacility Participating Lenders in such Loan in an amount determined in accordance with such Lender’s Applicable Percentage, as provided in Section 2A.02(f).

“Canadian Subfacility Sublimit” means an amount equal to the lesser of the Aggregate Commitments and US$100,000,000.  The Canadian Subfacility Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Capital Lease” means, as applied to any Person, any lease of property by such Person as lessee that is classified as a capital lease under GAAP.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means:

(a)           securities issued or fully guaranteed or insured by the U.S. Government or any agency thereof, having maturities of not more than six months from the date of acquisition;

(b)           certificates of deposit, time deposits, Eurocurrency time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than six months, issued by any Lender, or by any U.S. commercial or investment bank or broker having combined capital and surplus of not less than US$500,000,000 whose short term securities are rated at least A-1 by S&P and P-1 by Moody’s;

(c)           commercial paper or promissory notes of an issuer rated at least A-1 by S&P or P-1 by Moody’s and in either case having a tenor of not more than three months; and

(d)           money market funds which comply with all material provisions of Rule 2a-7 issued by the SEC under the Investment Company Act of 1940.

“CDOR Rate” means the average bankers’ acceptance rate as quoted on Reuters CDOR page (or such other page as may, from time to time, replace such page on that service for the purpose of displaying quotations for bankers’ acceptances accepted by banks listed in Schedule I to the Bank Act (Canada)) at approximately 10:00 a.m. on the applicable date for bankers’ acceptances having a comparable maturity date.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           with respect to the Borrower, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Borrower or its Subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire (such rights, “option rights”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity interests of the Borrower on a partially-diluted basis, taking into account equity interests realizable upon the exercise of such person’s or group’s option rights;

(b)           with respect to the Borrower, during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; and

(c)           with respect to the Canadian Borrower, at any time it ceases to be a Wholly-Owned Subsidiary of the Borrower if the Canadian Subfacility has not then been voluntarily terminated pursuant to Section 2A.04.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comdata” means Comdata Network, Inc., a Maryland corporation, or any of its Subsidiaries.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b)(i) if such Lender is a Canadian Subfacility Funding Lender, to make Canadian Subfacility Loans to the Canadian Borrower pursuant to Section 2A.01, or (ii) if such Lender is a Canadian Subfacility Participating Lender, to purchase Canadian Subfacility Risk Participations in all Canadian Subfacility Loans pursuant to Section 2A.02(f),

(c) purchase participations in L/C Obligations, and (d) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the US Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBIT” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, less (d) interest income; provided, however, “Consolidated Net Income” shall be computed for these purposes without giving effect to extraordinary losses or gains, or losses or gains from discontinued operations.

“Consolidated Indebtedness” means, at any time, the sum of (a) all amounts which would, in accordance with GAAP, be included as indebtedness on a consolidated balance sheet of the Borrower and its Subsidiaries as of such time, (b) Attributable Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with any Permitted Securitization, (c) Attributable Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with any Synthetic Lease, and (d) Attributable Indebtedness incurred by the Borrower or any of its Subsidiaries in connection with any Capital Lease, excluding Customer Funds Obligations.

“Consolidated Interest Expense” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries from continuing operations, as determined in accordance with GAAP.

“Consolidated Net Worth” means, at any time, with respect to the Borrower and its Subsidiaries on a consolidated basis, shareholders’ equity on the date of determination as determined in accordance with GAAP (except that the effects of direct charges or credits to shareholders’ equity related to accounting for pensions (“FAS 87”) and foreign currency translation (“FAS 52”) are to be disregarded), excluding for the purposes of this calculation Customer Funds and Customer Funds Obligations.

“Consolidated Total Assets” means, at any time, the total consolidated assets of the Borrower and its Subsidiaries measured as of the last day of the fiscal quarter ending on or before the date of determination, as determined in accordance with GAAP, excluding Customer Funds required by GAAP to be included therewith.

“Contingent Obligation” means, as to the Borrower or any of its Subsidiaries, (a) any Guaranty Obligation of that Person; (b) any reimbursement obligation of that Person with respect to a standby letter of credit, surety bond, banker’s acceptance, bank guaranty or similar instrument; (c) any obligation of that Person to purchase any materials, supplies or other property from, or to obtain the services of, another Person (other than the Borrower or one of its Subsidiaries) if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; and (d) all Indebtedness (other than that of the Borrower or any of its Subsidiaries) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by the Borrower or any such Subsidiary, excluding for the purposes of this calculation, however, Customer Funds Obligations.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing, and (b) an L/C Credit Extension.

“Customer Funds” means assets of the customers of the Borrower or any of its Subsidiaries held in trust or in segregated accounts in the Ordinary Course of Business thereof, if required under GAAP to be included as an asset on the balance sheet thereof.

“Customer Funds Obligations” means liabilities corresponding to Customer Funds, if required under GAAP to be included as a liability on the balance sheet of the Borrower or any of its Subsidiaries.

“Debt Rating” has the meaning set forth in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees and Canadian Subfacility Loans, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum, and (c) when used with respect to Canadian Subfacility Loans, an interest rate equal to (i) the Canadian Prime Rate plus (ii) the Applicable Rate, if any, applicable to Canadian Prime Rate Loans plus (iii) 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in L/C Obligations, participations in Swing Line Loans or either Canadian Subfacility Loans or Canadian Subfacility Risk Participations, as applicable, required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Canadian Subfacility Funding Fronting Lenders, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and provided further, however, that an Eligible Assignee shall include only a Lender, an Affiliate of a Lender or another Person, which, through its Lending Offices, is capable of lending the applicable Alternative Currencies to the relevant Borrower without the imposition of any additional Indemnified Taxes.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the alleged or actual presence, placement, migration, spillage, leakage, disposal, discharge, emission or release of any Hazardous Material at, in, or from property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations, registration requirements and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental and land use matters, or health and safety matters involving Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is currently or at any relevant time in the past was under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412, of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001 (a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Base Rate” has the meaning specified in the definition of Eurocurrency Rate.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Base Rate
Eurocurrency Rate =	1.00 – Eurocurrency Reserve Percentage

Where,

“Eurocurrency Base Rate” means, for such Interest Period:

(a)           the rate per annum equal to the British Banker’s Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) as approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

(b)           If such rate referenced in the preceding clause (a) is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurocurrency Rate Loan” means a Revolving Loan or a Canadian Subfacility Loan that bears interest at a rate based on the Eurocurrency Rate.  Eurocurrency Rate Loans may be denominated in US Dollars or in an Alternative Currency.  All Revolving Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” means any of the events or circumstances specified in Section 8.01.

“Evergreen Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Excluded Taxes” means, with respect to the Administrative Agent, the Canadian Subfacility Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower or the Canadian Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (by reason of its existence or in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or in which it maintains any other Lending Office, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower or the Canadian Borrower is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower or the Canadian Borrower with respect to such withholding tax pursuant to Section 3.01(a).  Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the penultimate paragraph of Section 3.01(e).

“Existing Credit Facility” means that certain Credit Agreement dated as of January 13, 2001 among the New Ceridian Corporation, Bank of America, as administrative agent and L/C issuer, and the lenders party thereto (as amended from time to time).

“Existing Letter of Credit” means the letter of credit listed at Schedule 1.01(e).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated September 30, 2005, among the Borrower, the Administrative Agent and the Arranger.

“Foreign Lender” means, (a) with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes; for purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction; and (b) with respect to the Canadian Borrower, any Canadian Subfacility Funding Lender that is organized under the laws of a jurisdiction other than that in which the Canadian Borrower is a resident for tax purposes.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means Ceridian Corporation with respect to all Obligations of the Canadian Borrower.

“Guaranty” means the Guaranty made by the Guarantor in favor of the Administrative Agent on behalf of the Lenders, substantially in the form of Exhibit E.

“Guaranty Obligation” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that the term “Guaranty Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, hazardous chemicals, special waste, hazardous substance, hazardous material, regulated substance, or toxic substance, or petroleum or petroleum derived substance or waste.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Increase Effective Date” has the meaning set forth in Section 2.14(b).

“Indebtedness” means, as to any Person at a particular time, all of the following:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           any fixed (non-contingent) obligations of such Person arising under letters of credit (including standby and commercial), bankers acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the Swap Termination Value, or (ii) if such Swap Contract has not been closed out, the market-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;

(d)           whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (other than trade payables entered into in the Ordinary Course of Business pursuant to ordinary terms and paid within the specified time), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(e)           Capital Leases and Synthetic Lease Obligations.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (which is not itself a corporation, limited liability company or limited liability partnership) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person, except for customary exceptions acceptable to the Required Lenders.  The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.  Without limiting the generality of the foregoing, any indebtedness of the Borrower to any of the Borrower’s Wholly-Owned Subsidiaries or of any of the Borrower’s Wholly-Owned Subsidiaries to another of the Borrower’s Wholly-Owned Subsidiaries shall not constitute Indebtedness hereunder.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning set forth in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Permitted Indebtedness” means that Indebtedness set forth on Schedule 1.01(i).

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or a Canadian Prime Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including any Swing Line Loan) and any Canadian Prime Rate Loan, the last Business Day of each March, June, September and December, and the Maturity Date.

“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or (in the case of any Eurocurrency Rate Loan) converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower or the Canadian Borrower in its Revolving Loan Notice or its Canadian Subfacility Loan Notice, respectively; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the scheduled Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Investment” of a Person means (i) the outstanding principal amount of any loan, advance, extension of credit (other than loans, advances or extensions of credit arising in the Ordinary Course of Business), or (ii) the amount (measured by the amount of cash expended or the then-current fair market value of other assets, including stock of such Person, utilized as consideration) of any contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership or membership interests, notes, debentures or other securities of any other Person made by such Person, reduced by the amount of any distribution by such other Person constituting a return of capital, any payment of principal on such notes, debentures or other debt securities, or any proceeds from the sale of any equity or debt securities of such other Person.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s participation in any L/C Borrowing in accordance with its Applicable Percentage.  All L/C Advances shall be denominated in US Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing.  All L/C Borrowings shall be denominated in US Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer, the Swing Line Lender and each Canadian Subfacility Funding Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letter of Credit.  Letters of Credit may only be issued in US Dollars.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable, but excluding the interest of a lessor under an Operating Lease.

“Loan” means, collectively or individually as the context may require, (i) an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan or a Swing Line Loan or (ii) an extension of credit by a Canadian Subfacility Funding Lender to the Canadian Borrower under Article IIA in the form of a Canadian Subfacility Loan.

“Loan Documents” means this Agreement, each Note, the Fee Letter, each Request for Credit Extension, each Compliance Certificate, the Guaranty, and any document executed by the Borrower to accomplish Cash Collateralization.

“Loan Parties” means, collectively, the Borrower, the Canadian Borrower and the Guarantor, and individually means any one of them.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(m).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means at any time any Subsidiary of the Borrower (other than a Securitization Subsidiary), the assets of which are 10% or more of Consolidated Total Assets (or the equivalent thereof in another currency), based initially upon the Audited Financial Statements and thereafter upon the most recent financial statements delivered to the Administrative Agent under Section 6.01.

“Maturity Date” means November 18, 2010.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

“Nonrenewal Notice Date” has the meaning set forth in Section 2.03(b)(iii).

“Note” means, collectively, or individually as the context may require, (i) a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B-1, and (ii) a promissory note made by the Canadian Borrower in favor of a Canadian Subfacility Funding Lender evidencing Canadian Subfacility Loans made by such Canadian Subfacility Funding Lender, substantially in the form of Exhibit B-2.

“Notice of Lien” means any “notice of lien” or similar document intended to be filed or recorded with any court, registry, recorder’s office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a lien securing obligations owing to a Governmental Authority.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

“Operating Lease” means, as applied to any Person, any lease of property which is not a Capital Lease.

“Ordinary Course of Business” means, in respect of any transaction involving the Borrower or any Subsidiary, the ordinary course of such Person’s business, as conducted by any such Person (or its predecessor) in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, in each case as amended from time to time.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, other than Excluded Taxes.

“Outstanding Amount” means (i) with respect to Revolving Loans and Canadian Subfacility Loans on any date, the US Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving Loans and Canadian Subfacility Loans occurring on such date; (ii) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts, less, only with respect to Section 2.05(c), the amount by which any L/C Obligation has been Cash Collateralized.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning set forth in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Participating Member State” means each state so described in any EMU Legislation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” has the meaning specified in Section 7.01.

“Permitted Receivables” means accounts receivable originated by Comdata in the Ordinary Course of Business, together with any guarantees, insurance, letters of credit, collateral and other ancillary property rights of Comdata arising in connection with the transactions giving rise to such accounts receivable, and all contracts, invoices and records related to the foregoing.

“Permitted Securitization” means (a) a transfer accompanied by the delivery of a customary true-sale or contribution opinion given by independent counsel to a Securitization Subsidiary or other Person of Permitted Receivables by Comdata for fair value consideration consisting of cash, cash plus an equity or subordinated interest in, or subordinated indebtedness issued by, the Securitization Subsidiary or in the transferred Permitted Receivables, and that does not entail, directly or indirectly, recourse against the seller of such Permitted Receivables (or against any of such seller’s Affiliates, other than a Securitization Subsidiary) by way of a guarantee or other direct or indirect support arrangement, with respect to the amount of such receivables based on the financial condition or circumstances of the obligor thereunder, other than such limited recourse as is reasonable given market standards for transactions of a similar type, taking into account such factors as historical bad debt, loss experience and obligor concentration levels; and (b) if applicable, the issuance by the Securitization Subsidiary of Indebtedness secured by a Lien on any or all of the assets of such Securitization Subsidiary; provided, however, that the Attributable Indebtedness arising in connection with all Permitted Securitizations in the aggregate shall not at any time exceed US$150,000,000.

“Permitted Swap Obligations” means all obligations (contingent or otherwise) of the Borrower or any of its Subsidiaries existing or arising under Swap Contracts, provided that such obligations are (or were) entered into by such Person in the ordinary course of such Person’s business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a “market view.”

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, or Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Purchase” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (a) acquires any ongoing business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership or membership interests of a partnership or limited liability company, respectively.

“Register” has the meaning set forth in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to a Borrowing, conversion or continuation of Canadian Subfacility Loans, a Canadian Subfacility Loan Notice,  (c) with respect to an L/C Credit Extension, a Letter of Credit Application, and (d) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Request for Increased Credit Extension” has the meaning set forth in Section 4.02.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions, the obligation of the Swing Line Lender to make Swing Line Loans, and the obligation of the Canadian Subfacility Funding Lenders to make Canadian Subfacility Loans have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s Canadian Subfacility Risk Participations and its risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition and the aggregate amount of Canadian Subfacility Risk Participations not being deemed “held” by the Canadian Subfacility Funding Fronting Lenders for the purposes of this definition); provided that (a) with respect to Revolving Loans and Canadian Subfacility Loans if the Defaulting Lender is a Canadian Subfacility Funding Lender, the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders, and (b) with respect to Letters of Credit, Swing Line Loans and Canadian Subfacility Loans if the Defaulting Lender is a Canadian Subfacility Participating Lender, the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be deemed held by the L/C Issuer, the Swing Line Lender and the Canadian Subfacility Funding Fronting Lenders, respectively.

“Responsible Officer” means the president, chief executive officer, chief financial officer, treasurer or assistant treasurer, any executive vice president, or controller of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; (b) with respect to any Letter of Credit, each of the following:  (i) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), and (ii) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require; and (c) with respect to any Canadian Subfacility Loan, (i) each date of a Canadian Subfacility Borrowing, (ii) each date of continuation of Canadian Subfacility Loan, (iii) each Canadian Subfacility Participation Payment Date under Section 2A.02(f) with respect to which the Canadian Subfacility Fronting Lender has requested payment from the Canadian Subfacility Participating Lenders in US Dollars, (iv) each other date pursuant to Section 2A.02 on which payments in US Dollars are made by the Canadian Subfacility Participating Lenders, and (v) such additional dates as the Canadian Subfacility Agent, the Administrative Agent or the Required Lenders shall require.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A-1.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Same Day Funds” means (a) with respect to disbursements and payments in US Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent (or, with respect to the Canadian Subfacility, as determined by the Canadian Subfacility Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Securitization Subsidiary” means a Subsidiary created solely for purposes of effectuating a securitization of Permitted Receivables, the activities and assets of which are limited solely to such purpose and assets, and the Organization Documents of which contain customary bankruptcy - remote provisions.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the fair value of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Conveyances Act (as enacted in the State of New York); (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Canadian Subfacility Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Canadian Subfacility Agent may obtain such spot rate from another financial institution designated by the Administrative Agent or the Canadian Subfacility Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-3.

“Swing Line Sublimit” means an amount equal to the lesser of (a) US$25,000,000 and (b) the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means US$10,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan, and with respect to a Canadian Subfacility Loan, its character as a Canadian Prime Rate Loan or a Eurocurrency Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“US Dollar” and “US$” mean lawful money of the United States of America.

“US Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in US Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in US Dollars as determined by the Administrative Agent or the Canadian Subfacility Agent, as applicable, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of US Dollars with such Alternative Currency.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) 100% of the equity interests at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other Wholly-Owned Subsidiaries of the Borrower, or both.

1.02        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections,

Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03        Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Because of a previous change in GAAP, the Borrower and its Subsidiaries are required to report Customer Funds as assets on their balance sheets and Customer Funds Obligations as liabilities on their balance sheets, and Customer Funds and Customer Funds Obligations shall not be deemed assets or liabilities, respectively, for purposes of the covenants contained in Sections 7.04, 7.05, 7.09 or 7.10.

(c)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05        Exchange Rates; Currency Equivalents.

(a)           The Administrative Agent and, with respect to the Canadian Subfacility, the Canadian Subfacility Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating US Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than US Dollars) for purposes of the Loan Documents shall be such US Dollar Equivalent amount as so determined by the Administrative Agent or, with respect to the Canadian Subfacility, by the Canadian Subfacility Agent.

(b)           Wherever in this Agreement in connection with a Borrowing or conversion, continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such US Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or, with respect to the Canadian Subfacility, by the Canadian Subfacility Agent.

1.06        Additional Alternative Currencies.  (a) The Borrower may from time to time request that Eurocurrency Rate Loans be made under Article II in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than US Dollars) that is readily available and freely transferable and convertible into US Dollars.  In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and all of the Lenders.

(b)           Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent).  In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof.  Each Lender shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency.

(c)           Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurocurrency Rate Loans to be made in such requested currency.  If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Revolving Borrowings of Eurocurrency Rate Loans. If the Administrative Agent shall fail to obtain consent from each Lender to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower.

1.07        Change of Currency.  (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Revolving Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Revolving Borrowing, at the end of the then current Interest Period.

(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09        Letter of Credit Amounts.  With respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01        Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in US Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans plus such

Lender’s Canadian Subfacility Loans (less, in the case of each Canadian Subfacility Funding Fronting Lender, the Canadian Subfacility Risk Participations in all Canadian Subfacility Loans advanced by such Canadian Subfacility Funding Fronting Lender) or its Canadian Subfacility Risk Participations shall not exceed such Lender’s Commitment, and (iii) the aggregate Outstanding Amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02        Borrowings, Conversions and Continuations of Revolving Loans.

(a)           Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in US Dollars or of any conversion of Eurocurrency Rate Loans denominated in US Dollars to Base Rate Loans, (ii) four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each Revolving Borrowing of or conversion to Base Rate Loans shall be in a principal amount of US$500,000 or a whole multiple of US$100,000 in excess thereof.  Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Revolving Loans to be borrowed.  If the Borrower fails to specify a currency in a Revolving Loan Notice requesting a Borrowing, then the Revolving Loans so requested shall be made in US Dollars.  If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Revolving Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  No Revolving Loan may be converted into or continued as a Revolving Loan denominated in a different currency, but instead must be prepaid in the original currency of such Revolving Loan and reborrowed in the other currency.

(b)           Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Revolving Loans denominated in a currency other than US Dollars, in each case as described in the preceding subsection.  In the case of a Revolving Borrowing, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Revolving Loan denominated in US Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Revolving Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Revolving Loan Notice with respect to such Borrowing denominated in US Dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrower as provided above.

(c)           Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in US Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into US Dollars in the amount of the US Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Revolving Loans.

2.03        Letters of Credit.

(a)           The Letter of Credit Commitment.

(i)            Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in US Dollars for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, and (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans plus such Lender’s Canadian Subfacility Loans (less, in the case of each Canadian Subfacility Funding Fronting Lender, the Canadian Subfacility Risk Participations in all Canadian Subfacility Loans advanced by such Canadian Subfacility Funding Fronting Lender) or its Canadian Subfacility Risk Participations shall not exceed such Lender’s Commitment.  Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the condition set forth in subpart (x) of the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)           The L/C Issuer shall not issue any Letter of Credit, if:

(A)          subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)           the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)           the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)           except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than US$500,000;

(D)          except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than US Dollars;

(E)           such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)           a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)           The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)           Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal.  Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before five (5) Business Days immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)          Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

(v)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in US Dollars.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Loan Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)           Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in US Dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer in US Dollars.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)           Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Revolving Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Lender

(through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in US Dollars and in the same funds as those received by the Administrative Agent.

(ii)           If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)            Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)           Cash Collateral.  (i)  Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations until (x) in the case of clause (A) above, such L/C Borrowing is paid pursuant to a Borrowing or otherwise or (y) in the case of clause (B) above, such Letter of Credit expires without being drawn.

(ii)           Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby agrees to grant to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)           Applicability of ISP.   Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

(i)            Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, in US Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)            Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrower shall pay directly to the L/C Issuer for its own account, in US Dollars, a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  In addition, the Borrower shall pay directly to the L/C Issuer for its own account, in US Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04        Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in US Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans plus such Lender’s Canadian Subfacility Loans (less, in the case of each Canadian Subfacility Funding Fronting Lender, the Canadian Subfacility Risk Participations in all Canadian Subfacility Loans advanced by such Canadian Subfacility Funding Fronting Lender) or its Canadian Subfacility Risk Participations shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of US$500,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing

Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower either by (I) crediting the account of the Borrower on the books of the Swing Line Lender with the amount of such funds or (II) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Swing Line Lender and the Borrower.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Revolving Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such

Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05        Prepayments.  (a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in US Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in US Dollars shall be in a principal amount of US$5,000,000 or a whole multiple of US$1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of the Alternative Currency Equivalent of US$5,000,000 or a whole multiple of the Alternative Currency Equivalent of US$1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Loans shall be in a principal amount of US$500,000 or a whole multiple of US$100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of US$100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)           If the Administrative Agent notifies the Borrower at any time that the Total Outstandings at such time exceed an amount equal to the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans and/or the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed the Aggregate Commitments then in effect; provided, however, that, subject to the provisions of Section 2.03(g)(ii), the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect.  The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(d)           If the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

2.06        Reduction or Termination of Commitments.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of US$10,000,000 or any whole multiple of US$1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit, the Canadian Subfacility Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Except as provided above, the amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit, the Canadian Subfacility Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07        Repayment of Loans.  (a) The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans made to the Borrower outstanding on such date.

(b)           The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date.

2.08        Interest.  Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State denominated in any currency other than US Dollars or Canadian Dollars) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(a)           If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i)            If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(b)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)           For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.09        Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)           Facility Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee in US Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Revolving Loans, Canadian Subfacility Loans, Swing Line Loans and L/C Obligations), regardless of usage.  The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Revolving Loans, Canadian Subfacility Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand).  The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Utilization Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a utilization fee in US Dollars of 0.125% per annum times the Total Outstandings on each day that the Total Outstandings exceed 50% of the actual daily amount of the Aggregate Commitments then in effect (or, if terminated, in effect immediately prior to such termination).  The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.  The utilization fee shall be calculated quarterly in arrears.  The utilization fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

(c)           Other Fees.  (i)  The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts, in US Dollars, fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)           The Borrower shall pay to the Lenders, in US Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10        Evidence of Debt.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans and L/C Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control.  Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans may be evidenced by a Note, in addition to such accounts or records.  Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.

2.11        Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12        Payments Generally; Administrative Agent’s Clawback.  (a) General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in US Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in US Dollars in the US Dollar Equivalent of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in US Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)            Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Borrowing of Eurocurrency Rate Loans (or, in the case of any Revolving Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Revolving Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Revolving Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to such Revolving Borrowing.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Revolving Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Revolving Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)           Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Revolving Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Revolving Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and other amounts owing them, provided that:

(a)           if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)           the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14        Increase in Commitments.

(a)           Request for Increase.  Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments up to an amount of US$400,000,000; provided that any such request for an increase shall be in a minimum amount of US$50,000,000.  The Swing Line Sublimit, the Alternative Currency Sublimit and the Canadian Facility Sublimit shall not be increased as a result of any exercise of the option to increase the Aggregate Commitments under this Section 2.14.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)           Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)           Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase following the response from each Lender to such request and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)           Effective Date and Allocations.  If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)           Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V (except Section 5.10(c)) and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.10 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default or Event of Default exists.  The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f)            Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE IIA.
THE CANADIAN SUBFACILITY

2A.01     Canadian Subfacility Loans.  Subject to the terms and conditions set forth herein, each Canadian Subfacility Funding Lender severally agrees to make loans (each such loan, a “Canadian Subfacility Loan”) to the Canadian Borrower in Canadian Dollars from time to time, on any Business Day during the Availability Period; provided, however, that after giving effect to any Canadian Subfacility Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Canadian Subfacility Loans of any Canadian Subfacility Funding Lender (less, with respect only to each Canadian Subfacility Funding Fronting Lender, the aggregate US Dollar Equivalent of Canadian Subfacility Risk Participations in all Canadian Subfacility Loans advanced by such Canadian Subfacility Funding Fronting Lender) plus, with respect only to the Canadian Subfacility Participating Lenders, the US Dollar Equivalent of such Lender’s Canadian Subfacility Risk Participations in Canadian Subfacility Loans advanced by the Canadian Subfacility Funding Fronting Lenders, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (iii) the aggregate Outstanding Amount of all Canadian Loans shall not exceed the Canadian Subfacility Sublimit.  Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Canadian Borrower may borrow from Canadian Subfacility Funding Lenders under this Section 2A.01, prepay Canadian Subfacility Funding Lenders under Section 2A.05, and reborrow from Canadian Subfacility Funding Lenders under this Section 2A.01.  Canadian Subfacility Loans may be Canadian Prime Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2A.02     Borrowings, Conversions and Continuations of Canadian Subfacility Loans.

(a)           Each Canadian Subfacility Borrowing, each conversion of Canadian Subfacility Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans under the Canadian Subfacility shall be made upon the Canadian Borrower’s irrevocable notice to the Canadian Subfacility Agent, which may be given by telephone.  Each such notice must be received by the Canadian Subfacility Agent not later than 11:00 a.m. (i) four Business Days prior to the requested date of any Canadian Subfacility Borrowing or continuation of Eurocurrency Rate Loans under the Canadian Subfacility, and (ii) one Business Day prior the requested date of any Canadian Subfacility Borrowing of Canadian Prime Rate Loans.  Each telephonic notice by the Canadian Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Canadian Subfacility Agent of a written Canadian Subfacility Loan Notice, appropriately completed and signed by a Responsible Officer of the Canadian Borrower.  Each Canadian Subfacility Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of CAN$3,000,000 or a whole multiple of CAN$500,000 in excess thereof.  Except as provided in Sections 2A.03(c) and 2A.04(c), each Canadian Subfacility Borrowing of or conversion to Canadian Prime Rate Loans shall be in a principal amount of CAN$500,000 or a whole multiple of CAN$100,000 in excess thereof.  Each Canadian Subfacility Loan Notice (whether telephonic or written) shall specify (i) whether the Canadian Borrower is requesting a Canadian Subfacility Borrowing, a conversion of Canadian Subfacility Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans under the Canadian Subfacility, (ii) the requested date of the Canadian Subfacility Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Canadian Subfacility Loans to be borrowed, converted or continued, (iv) the Type of Canadian Subfacility Loans to be borrowed or to which existing Canadian Subfacility Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Canadian Borrower fails to specify a Type of Canadian Subfacility Loan in a Canadian Subfacility Loan Notice, then the applicable Canadian Subfacility Loans shall be made as Canadian Prime Rate Loans.  If the Canadian Borrower fails to give a timely notice requesting a conversion or continuation of Canadian Subfacility Loans, such Loans shall be continued as Eurocurrency Rate Loans with an Interest Period of one month.  If the Canadian Borrower requests a Canadian Subfacility Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Canadian Subfacility Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)           Following receipt of a Canadian Subfacility Loan Notice, the Canadian Subfacility Agent shall promptly notify (i) each Canadian Subfacility Funding Lender of both the US Dollar Equivalent and the Alternative Currency Equivalent of its Canadian Subfacility Loan, (ii) each Canadian Subfacility Funding Fronting Lender of both the US Dollar Equivalent and Alternative Currency Equivalent of the aggregate Canadian Subfacility Risk Participations in its Canadian Subfacility Loan, (iii) each Canadian Subfacility Participating Lender of both the US Dollar Equivalent and the Alternative Currency Equivalent of its Canadian Subfacility Risk Participation in such Canadian Subfacility Loan, and (iv) all Lenders of the aggregate US Dollar Equivalent amount and Alternative Currency Equivalent of such Canadian Subfacility Borrowing and the applicable Spot Rate used by the Canadian Subfacility Agent to determine such US Dollar Equivalent.  Each Business Day, the Canadian Subfacility Agent shall inform the Administrative Agent of the Outstanding Amount of Canadian Subfacility Loans.  If no timely notice of a conversion or continuation is provided by the Canadian Borrower, the Canadian Subfacility Agent shall notify each of the same Lenders as set forth in (i) through (iv) above and the Administrative Agent of the same details of any continuation of Canadian Subfacility Loans as described in the preceding subsection.  In the case of a Canadian Subfacility Borrowing, each Canadian Subfacility Funding Lender shall make the amount of its Canadian Subfacility Funding Applicable Percentage of the Canadian Subfacility Loan available to the Canadian Subfacility Agent in Same Day Funds at the Canadian Subfacility Agent’s Office not later than the Applicable Time specified by the Canadian Subfacility Agent on the Business Day specified in the applicable Canadian Subfacility Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Canadian Subfacility Agent shall make all funds so received available to the Canadian Borrower in like funds as received by the Canadian Subfacility Agent either by (i) crediting the account of the Canadian Borrower on the books of Bank of America, acting through its Canada branch, with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Canadian Subfacility Agent by the Canadian Borrower.

(c)           Except as otherwise provided herein, a Eurocurrency Rate Loan under the Canadian Subfacility may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of a Default or Event of Default, no Canadian Subfacility Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans under the Canadian Subfacility be prepaid, or redenominated into US Dollars in the amount of the US Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d)           The Canadian Subfacility Agent shall promptly notify the Canadian Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Canadian Prime Rate Loans are outstanding, the Canadian Subfacility Agent shall notify the Canadian Borrower and the Lenders of any change in the Canadian Prime Rate promptly following the public announcement of such change.

(e)           After giving effect to all Canadian Subfacility Borrowings, all conversions of Canadian Subfacility Loans from one Type to the other, and all continuations of Canadian Subfacility Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Canadian Subfacility Loans.

(f)            (i)            Subject to all the terms and conditions set forth in this Agreement, (A) each Canadian Subfacility Funding Lender agrees from time to time on any Business Day during the Availability Period, to fund its Canadian Subfacility Funding Applicable Percentage of Canadian Subfacility Loans; and (B) the Canadian Subfacility Participating Lenders, with respect to each Canadian Subfacility Loan, severally agree to acquire a Canadian Subfacility Risk Participation in such Canadian Subfacility Loan; provided that no Canadian Subfacility Funding Lender shall be obligated to fund any Canadian Subfacility Loans, and no Canadian Subfacility Participating Lender shall be obligated to risk participate in any Canadian Subfacility Loans, if as of the date of such Canadian Subfacility Loans, (x) the Outstanding Amount of all Canadian Subfacility Loans would exceed the Canadian Subfacility Sublimit, (y) the Outstanding Amount of all Loans and all L/C Obligations would exceed the Aggregate Commitments, or (z) the Outstanding Amount of the Canadian Subfacility Loans of any Lender (less, with respect only to each Canadian Subfacility Funding Fronting Lender, the aggregate US Dollar Equivalent of Canadian Subfacility Risk Participations in all Canadian Subfacility Loans advanced by such Canadian Subfacility Funding Fronting Lender), plus, with respect only to the Canadian Subfacility Participating Lenders, the US Dollar Equivalent of such Lender’s Canadian Subfacility Risk Participations in Canadian Subfacility Loans advanced by the Canadian Subfacility Funding Fronting Lenders, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans, would exceed such Lender’s Commitment.

(ii)           Each Canadian Subfacility Loan shall be funded by the Canadian Subfacility Funding Lenders upon the request of the Canadian Borrower in accordance with Sections 2A.02(a) and (b).  Immediately upon the funding by each Canadian Subfacility Funding Fronting Lender of its respective Canadian Subfacility Funding Applicable Percentage of any Canadian Subfacility Loan, each Canadian Subfacility Participating Lender shall be deemed to have absolutely, irrevocably and unconditionally acquired from such Canadian Subfacility Funding Fronting Lender a Canadian Subfacility Risk Participation in such Canadian Subfacility Loan in an amount such that, after such acquisition, each Lender (including the Canadian Subfacility Funding Lenders, the Canadian Subfacility Funding Fronting Lenders and the Canadian Subfacility Participating Lenders) will have a Canadian Subfacility Loan Credit Exposure with respect to such Canadian Subfacility Loan equal in amount to its Applicable Percentage of such Canadian Subfacility Loan.

(iii)          Upon the occurrence and during the continuance of an Event of Default, either Canadian Subfacility Funding Fronting Lender may, by written notice to the Canadian Subfacility Agent delivered not later than 11:00 a.m. on the second Business Day preceding the proposed date of funding and payment by Canadian Subfacility Participating Lenders of their Canadian Subfacility Risk Participations purchased in such Canadian Subfacility Loans as shall be specified in such notice (the “Canadian Subfacility Participation Payment Date”), request each Canadian Subfacility Participating Lender to fund the US Dollar Equivalent (as determined at the date of such Canadian Subfacility Loan per Section 2A.02(b)) of its Canadian Subfacility Risk Participation acquired with respect to such Canadian Subfacility Loans advanced by such Canadian Subfacility Funding Fronting Lender to the Canadian Subfacility Agent on the Canadian Subfacility Participation Payment Date in US Dollars.  Following receipt of such notice, the Canadian Subfacility Agent shall promptly notify each Canadian Subfacility Participating Lender of the US Dollar Equivalent of its Canadian Subfacility Risk Participation acquired with respect to each such Canadian Subfacility Loan (determined at the Spot Rate used to determine the US Dollar Equivalent in Section 2A.02(b) with respect to each such Canadian Subfacility Loan) and the applicable Canadian Subfacility Participation Payment Date.  Any notice given by either Canadian Subfacility Funding Fronting Lender or the Canadian Subfacility Agent pursuant to this subsection may be given by telephone if immediately confirmed in writing; provided that the absence of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(iv)          On the applicable Canadian Subfacility Participation Payment Date, each Canadian Subfacility Participating Lender shall deliver the amount of such Canadian Subfacility Participating Lender’s Canadian Subfacility Risk Participation with respect to such specific Canadian Subfacility Loans specified for funding pursuant to this Section 2A.02(f) in US Dollars and in Same Day Funds to the Canadian Subfacility Agent; provided, however, that no Canadian Subfacility Participating Lender shall be responsible for any default by any other Canadian Subfacility Participating Lender in such other Canadian Subfacility Participating Lender’s obligation to pay such amount.  Upon receipt of any such amounts from the Canadian Subfacility Participating Lenders, the Canadian Subfacility Agent shall distribute such US Dollar amounts in Same Day Funds to the

Canadian Subfacility Funding Fronting Lenders in accordance with the ratio of such Canadian Funding Fronting Lender’s Canadian Subfacility Funding Applicable Percentage to the sum of Canadian Subfacility Funding Applicable Percentages of both Canadian Funding Fronting Lenders.

(v)           In the event that any Canadian Subfacility Participating Lender fails to make available to the Canadian Subfacility Agent the amount of its Canadian Subfacility Risk Participation as provided herein, the Canadian Subfacility Agent shall be entitled to recover such amount on behalf of the Canadian Subfacility Funding Fronting Lenders on demand from such Canadian Subfacility Participating Lender together with interest at the Overnight Rate for three (3) Business Days and thereafter at a rate per annum equal to the Default Rate.  A certificate of the Canadian Subfacility Agent submitted to any Lender with respect to amounts owing hereunder shall be conclusive in the absence of manifest error.

(vi)          In the event that either Canadian Subfacility Funding Fronting Lender receives a payment in respect of any Canadian Subfacility Loan, whether directly from the Canadian Borrower or otherwise, in which Canadian Subfacility Participating Lenders have fully funded in US Dollars their acquisition of Canadian Subfacility Risk Participations, such Canadian Subfacility Funding Fronting Lender shall promptly distribute to the Canadian Subfacility Agent, for its distribution to each such Canadian Subfacility Participating Lender, the US Dollar Equivalent of such Canadian Subfacility Participating Lender’s Applicable Percentage of such payment in US Dollars and in Same Day Funds.  If any payment received by either Canadian Subfacility Funding Fronting Lender with respect to any Canadian Subfacility Loan made by it shall be required to be returned by such Canadian Subfacility Funding Fronting Lender after such time as the Canadian Subfacility Funding Fronting Lender has distributed such payment to such Canadian Subfacility Agent pursuant to the immediately preceding sentence, each Canadian Subfacility Participating Lender that has received a portion of such payment shall pay to such Canadian Subfacility Funding Fronting Lender an amount equal to its Applicable Percentage in US Dollars of the amount to be returned; provided, however, that no Canadian Subfacility Participating Lender shall be responsible for any default by any other Canadian Subfacility Participating Lender in such other Canadian Subfacility Participating Lender’s obligation to pay such amount.

(vii)         Anything contained herein to the contrary notwithstanding, each Canadian Subfacility Participating Lender’s obligation to acquire and pay for its purchase of Canadian Subfacility Risk Participations as set forth herein shall be absolute, irrevocable and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Canadian Subfacility Participating Lender may have against either Canadian Subfacility Funding Fronting Lender, the Canadian Subfacility Agent, the Canadian Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default or a Default; (iii) any adverse change in the condition (financial or otherwise) of the Canadian Borrower; (iv) any breach of this Agreement or any other Loan Document by the Canadian Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(viii)        Anything contained in this Agreement to the contrary notwithstanding, no amendment, modification, termination or waiver of any provision of this Agreement or of the other Loan Documents, and no consent to any departure by the Canadian Borrower therefrom, shall modify, terminate or waive any provision of this Section 2A.02(f) in any manner adverse to any Lender without the written consent of such Lender.

(ix)           In no event shall (i) the Canadian Subfacility Risk Participation of any Canadian Subfacility Participating Lender in any Canadian Subfacility Loans pursuant to this Section 2A.02(f) be construed as a loan or other extension of credit by such Canadian Subfacility Participating Lender to the Canadian Borrower, any Lender or Canadian Subfacility Agent or (ii) this Agreement be construed to require any Canadian Subfacility Participating Lender to make any Canadian Subfacility Loans under this Agreement or under the other Loan Documents.

2A.03     Prepayments.  (a) The Canadian Borrower may, upon notice to the Canadian Subfacility Agent, at any time or from time to time voluntarily prepay Canadian Subfacility Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Canadian Subfacility Agent not later than 11:00 a.m. (A) four Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (B) one Business Day prior to the date of prepayment of Canadian Prime Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in the principal amount of CAN$3,000,000 or a whole multiple of the principal amount of CAN$500,000 in excess thereof; and (iii) any prepayment of Canadian Prime Rate Loans shall be in the principal amount of CAN$500,000 or a whole multiple of the principal amount of CAN$100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Canadian Subfacility Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Canadian Subfacility Agent will promptly notify the Administrative Agent and each Lender of its receipt of each such notice, of the US Dollar Equivalent of such prepayment, and of the amount of such Lender’s Applicable Percentage of such prepayment and, with respect to each Canadian Subfacility Funding Lender, of the amount of its Canadian Subfacility Funding Applicable Percentage.  If such notice is given, the Canadian Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied (I) in the event all Canadian Subfacility Participating Lenders have funded their Canadian Subfacility Risk Participations, to the Lenders in accordance with their respective Applicable Percentages, and (II) in the event all Canadian Subfacility Participating Lenders have not funded their Canadian Subfacility Risk Participations after the Canadian Subfacility Participation Payment Date, to the Canadian Subfacility Funding Lenders in accordance with their Canadian Subfacility Funding Applicable Percentage.

(b)           If the Canadian Subfacility Agent notifies the Canadian Borrower at any time that the aggregate Outstanding Amount of all Canadian Subfacility Loans at such time exceed an amount equal to 105% of the Canadian Subfacility Sublimit then in effect, then, within two Business Days after receipt of such notice, the Canadian Borrower shall prepay Canadian Subfacility Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Canadian Subfacility Sublimit then in effect.  The Canadian Subfacility Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

2A.04     Reduction or Termination of Commitments.  The Canadian Borrower may, upon notice to the Canadian Subfacility Agent, terminate the Canadian Subfacility, or from time to time permanently reduce the Canadian Subfacility Sublimit; provided that (i) any such notice shall be received by the Canadian Subfacility Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate principal amount of US$5,000,000 or any whole multiple of the principal amount of US$500,000 in excess thereof, (iii) the Canadian Borrower shall not terminate the Canadian Subfacility or reduce the Canadian Subfacility Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of all Canadian Subfacility Loans would exceed the Canadian Subfacility Sublimit.  The Canadian Subfacility Agent will promptly notify the Administrative Agent, the Canadian Subfacility Funding Lenders and the Canadian Subfacility Participating Lenders of any such notice of termination of the Canadian Subfacility or reduction of the Canadian Subfacility Sublimit.  All fees accrued until the effective date of any termination of the Canadian Subfacility shall be paid on the effective date of such termination.

2A.05     Repayment of Loans.  The Canadian Borrower shall repay to the Canadian SubfacilityFunding Lenders on the Maturity Date the aggregate principal amount of Canadian Subfacility Loans outstanding on such date.

2A.06     Interest.  Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan under the Canadian Subfacility shall bear interest on the outstanding principal amount thereof for each Interest Period payable for the account of the Canadian Subfacility Funding Lenders at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Canadian Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date payable for the account of the Canadian SubfacilityFunding Lenders at a rate per annum equal to the Canadian Prime Rate plus the Applicable Rate.

(a)           If any amount of principal of any Canadian Subfacility Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i)            If any amount (other than principal of any Canadian Subfacility Loan) payable by the Canadian Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           Upon the request of the Required Lenders, while any Event of Default exists, the Canadian Borrower shall pay interest on the principal amount of all outstanding Obligations owing thereby hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(b)           Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Canadian Subfacility Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)           For the purposes of the Interest Act (Canada), (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2A.07     Canadian Subfacility Fronting Fee.  The Borrower shall pay directly to each Canadian Subfacility Funding Fronting Lender for its own account, in Canadian Dollars, a fronting fee with respect to each Canadian Subfacility Loan equal to 0.125% per annum times the amount of such Canadian Subfacility Loan advanced by such Canadian Subfacility Funding Fronting Lender in excess of its Applicable Percentage for each day such Canadian Subfacility Loan remains outstanding payable on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the funding of such Canadian Subfacility Loan.

2A.08     Computation of Interest and Fees.  Subject to Section 2A.06(d), computation of interest on Canadian Prime Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.  Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days.  Interest shall accrue on each Canadian Subfacility Loan for the day on which the Canadian Subfacility Loan is made, and shall not accrue on a Canadian Subfacility Loan, or any portion thereof, for the day on which the Canadian Subfacility Loan or such portion is paid, provided that any Canadian Subfacility Loan that is repaid on the same day on which it is made shall bear interest for one day.

2A.09     Evidence of Debt.

(a)           The Credit Extensions under the Canadian Subfacility made by each Canadian Subfacility Funding Lender shall be evidenced by one or more accounts or records maintained by such Canadian Subfacility Funding Lender and by the Canadian Subfacility Agent in the ordinary course of business.  The accounts or records maintained by the Canadian Subfacility Agent and each Canadian Subfacility Funding Lender shall be conclusive absent manifest error of the amount of the Credit Extensions under the Canadian Subfacility made by the Canadian Subfacility Funding Lenders to the Canadian Borrower and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Canadian Borrower hereunder to pay any amount owing with respect to the Canadian Subfacility Loans.  In the event of any conflict between the accounts and records maintained by any Canadian Subfacility Funding Lender and the accounts and records of the Canadian Subfacility Agent in respect of such matters, the accounts and records of such Canadian Subfacility Funding Lender shall control.  Upon the request of any Canadian Subfacility Funding Lender made through the Canadian Subfacility Agent, such Canadian Subfacility Funding Lender’s Canadian Subfacility Loans may be evidenced by a Note, in addition to such accounts or records.  Each Canadian Subfacility Funding Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Canadian Subfacility Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in subsection (a), each Canadian Subfacility Participating Lender and the Canadian Subfacility Agent shall maintain in accordance with its usual practice accounts or records evidencing the Canadian Subfacility Risk Participations of such Canadian Subfacility Participating Lender in each Canadian Subfacility Loan.  In the event of any conflict between the accounts and records maintained by the Canadian Subfacility Agent and the accounts and records of any Canadian Subfacility Participating Lender in respect of such matters, the accounts and records of the Canadian Subfacility Agent shall control.

2A.10     Payments Generally; Canadian Subfacility Agent’s Clawback.  (a) General.  All payments to be made by the Canadian Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Canadian Borrower hereunder with respect to principal and interest on Canadian Subfacility Loans shall be made to the Canadian Subfacility Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Canadian Subfacility Agent’s Office in Same Day Funds not later than the Applicable Time specified by the Canadian Subfacility Agent on the dates specified herein.  The Canadian Subfacility Agent will promptly distribute to each Canadian Subfacility Funding Lender its Canadian Subfacility Funding Applicable Percentage (or to each Lender its Applicable Percentage with respect to any payment of a Canadian Subfacility Loan as to which all the Canadian Subfacility Participating Lenders have fully funded their Canadian Subfacility Risk Participations after the Canadian Subfacility Participation Payment Date) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Canadian Subfacility Agent after the Applicable Time specified by the Canadian Subfacility Agent shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Canadian Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           (i)            Funding by Lenders; Presumption by Canadian Subfacility Agent.  Unless the Canadian Subfacility Agent shall have received notice from a Canadian Subfacility Funding Lender prior to the proposed date of any Canadian Subfacility Borrowing of Eurocurrency Rate Loans (or, in the case of any Canadian Subfacility Borrowing of Canadian Prime Rate Loans, prior to 12:00 noon on the date of such Canadian Subfacility Borrowing) that such Canadian Subfacility Funding Lender will not make available to the Canadian Subfacility Agent such Canadian Subfacility Funding Lender’s share of such Canadian Subfacility Borrowing, the Canadian Subfacility Agent may assume that such Canadian Subfacility Funding Lender has made such share available on such date in accordance with Section 2A.02 (or, in the case of a Canadian Subfacility Borrowing of Canadian Prime Rate Loans, that such Canadian Subfacility Funding Lender has made such share available in accordance with and at the time required by Section 2A.02) and may, in reliance upon such assumption, make available to the Canadian Borrower a corresponding amount.  In such event, if a Canadian Subfacility Funding Lender has not in fact made its share of the applicable Canadian Subfacility Borrowing available to the Canadian Subfacility Agent, then the applicable Canadian Subfacility Funding Lender and the Canadian Borrower severally agree to pay to the Canadian Subfacility Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Canadian Borrower to but excluding the date of payment to the Canadian Subfacility Agent, at (A) in the case of a payment to be made by such Canadian Subfacility Funding Lender, the Overnight Rate and (B) in the case of a payment to be made by the Canadian Borrower, the interest rate applicable to Canadian Prime Rate Loans.  If the Canadian Borrower and such Canadian Subfacility Funding Lender shall pay such interest to the Canadian Subfacility Agent for the same or an overlapping period, the Canadian Subfacility Agent shall promptly remit to the Canadian Borrower the amount of such interest paid by the Canadian Borrower for such period.  If such Canadian Subfacility Funding Lender pays its share of the applicable Canadian Subfacility Borrowing to the Canadian Subfacility Agent, then the amount so paid shall constitute such Canadian Subfacility Funding Lender’s Canadian Subfacility Loan included in such Canadian Subfacility Borrowing.  Any payment by the Canadian Borrower shall be without prejudice to any claim the Canadian Borrower may have against a Canadian Subfacility Funding Lender that shall have failed to make such payment to the Canadian Subfacility Agent.

(ii)           Payments by the Canadian Borrower; Presumptions by Canadian Subfacility Agent.  Unless the Canadian Subfacility Agent shall have received notice from the Canadian Borrower prior to the date on which any payment is due to the Canadian Subfacility Agent for the account of the Canadian Subfacility Funding Lenders hereunder that the Canadian Borrower will not make such payment, the Canadian Subfacility Agent may assume that the Canadian Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Canadian Subfacility Funding Lenders and, following payment of Canadian Subfacility Risk Participations after the Canadian Subfacility Participation Payment Date, the Canadian Subfacility Participating Lenders the amount due.  In such event, if the Canadian Borrower has not in fact made such payment, then each of such Lenders severally agrees to repay to the Canadian Subfacility Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Canadian Subfacility Agent, at the Overnight Rate.

A notice of the Canadian Subfacility Agent to any such Lender or the Canadian Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Canadian Subfacility Funding Lender makes available to the Canadian Subfacility Agent funds for any Canadian Subfacility Loan to be made by such Lender to the Canadian Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Canadian Borrower by the Canadian Subfacility Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Canadian Subfacility Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Canadian Subfacility Funding Lenders hereunder to make Canadian Subfacility Loans, and the obligations of the Canadian Subfacility Participating Lenders to fund Canadian Subfacility Risk Participations, are several and not joint.  The failure of any Canadian Subfacility Funding Lender to make any Canadian Subfacility Loan, or the failure of any Canadian Subfacility Participating Lender to fund any Canadian Subfacility Risk Participation, on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Canadian Subfacility Funding Lender to so make its Canadian Subfacility Loan or the failure of any other Canadian Subfacility Participating Lender to purchase its Canadian Subfacility Risk Participation.

(e)           Funding Source.  Nothing herein shall be deemed to obligate any Canadian Subfacility Funding Lender to obtain the funds for any Canadian Subfacility Loan in any particular place or manner or to constitute a representation by any Canadian Subfacility Funding Lender that it has obtained or will obtain the funds for any Canadian Subfacility Loan in any particular place or manner.  Nothing herein shall be deemed to obligate any Canadian Subfacility Partcipating Lender to obtain the funds for any Canadian Subfacility Risk Participation payable on or after the Canadian Subfacility Participation Payment Date in any particular place or manner or to constitute a representation by any Canadian Subfacility Participating Lender that it has obtained or will obtain the funds for any Canadian Subfacility Risk Participation payable on or after the Canadian Subfacility Participation Payment Date in any particular place or manner.

2A.11     Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Canadian Subfacility Loans made by it, or the Canadian Subfacility Risk Participations it has funded, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Canadian Subfacility Loans or Canadian Subfacility Risk Participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Canadian Subfacility Agent of such fact, and (b) purchase (for cash at face value) participations in the Canadian Subfacility Loans and subparticipations in Canadian Subfacility Risk Participations of

the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Canadian Subfacility Loans and Canadian Subfacility Risk Participations, provided that:

(a)           if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)           the provisions of this Section shall not be construed to apply to (x) any payment made by the Canadian Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Canadian Subfacility Loans or subparticipations in Canadian Subfacility Risk Participations to any assignee or participant, other than to the Canadian Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Canadian Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Canadian Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Canadian Borrower in the amount of such participation.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01        Taxes.

(a)           Payments Free of Taxes.  Subject to Section 3.01(e), any and all payments by or on account of any obligation of the Borrower or the Canadian Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower or the Canadian Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Canadian Subfacility Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Canadian Borrower, as applicable, shall make such deductions and (iii) the Borrower or the Canadian Borrower, as applicable, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Subject to Section 3.01(e), without limiting the provisions of subsection (a) above, the Borrower and the Canadian Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrower.  Subject to Section 3.01(e), the Borrower and the Canadian Borrower shall indemnify the Administrative Agent, Canadian Subfacility Agent,

each applicable Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, Canadian Subfacility Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower or to the Canadian Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent or the Canadian Subfacility Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or the Canadian Borrower to a Governmental Authority, the Borrower or the Canadian Borrower, as applicable, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Canadian Subfacility Agent, as applicable.

(e)           Status of Lenders.  Each Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent) or to the Canadian Borrower (with a copy to the Canadian Subfacility Agent), as applicable, at the time or times prescribed by applicable law or reasonably requested by the Borrower, the Canadian Borrower, the Administrative Agent or the Canadian Subfacility Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding under the law of the jurisdiction in which the Borrower or the Canadian Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to any payments hereunder or under any other Loan Documents.  In addition, any Lender, if requested by the Borrower, the Canadian Borrower, the Administrative Agent or the Canadian Subfacility Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, the Canadian Borrower, the Administrative Agent or the Canadian Subfacility Agent as will enable the Borrower, the Canadian Borrower, the Administrative Agent or the Canadian Subfacility Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Without limiting the obligations of the Foreign Lenders set forth above regarding delivery of certain forms and documents to establish each Foreign Lender’s status for U.S. and Canadian withholding tax purposes, each Foreign Lender agrees promptly to deliver to the Administrative Agent, the Borrower, the Canadian Subfacility Agent or the Canadian Borrower, as the Administrative Agent, the Borrower, the Canadian Subfacility Agent or the Canadian Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Foreign Lender, as are required under such Laws to confirm such Foreign Lender’s entitlement to any available exemption from applicable withholding taxes in respect of all payments to be made to such Foreign Lender outside of the U.S. by the Borrower or outside of Canada by the Canadian Borrower pursuant to this Agreement or otherwise to establish such Foreign Lender’s status for withholding tax purposes in such other jurisdiction.  Each Foreign Lender shall promptly (i) notify the Administrative Agent or the Canadian Subfacility Agent, as applicable, of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower or the Canadian Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.  Additionally, the Borrower or the Canadian Borrower shall promptly deliver to the Administrative Agent, the Canadian Subfacility Agent or any Foregn Lender, as the Administrative Agent, the Canadian Subfacility Agent or such Foreign Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower or the Canadian Borrower, as applicable, as are required to be furnished by such Foreign Lender or the Administrative Agent or the Canadian Subfacility Agent, as applicable, under such Laws in connection with any payment by the Administrative Agent or the Canadian Subfacility Agent, as applicable, or any Foreign Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

Notwithstanding anything to the contrary herein, the Borrower and the Canadian Borrower shall not be required to pay any additional amounts in respect of U.S. or Canadian income tax pursuant hereto to any Lender for the account of any Lending Office of such Lender:

(i)            if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with its obligations in Section 3.06(a) in respect of such Lending Office; or

(ii)           if a Lender shall have delivered to the Borrower or the Canadian Borrower the forms referred to above in this Section 3.01(e), and such Lender shall not at any time be entitled to complete exemption from deduction or withholding of U.S. or Canadian income tax with respect of payments by the Borrower or the Canadian Borrower hereunder for the account of the Lending Office of such Lender for any reason other than a change in U.S. or Canadian Law or regulations after the date of delivery of such forms.

(f)            Treatment of Certain Refunds and Credits.  If the Administrative Agent, the Canadian Subfacility Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received any refund of any reduction of or any credit against the amount of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or the Canadian Borrower or with respect to which the Borrower or the Canadian Borrower has paid additional amounts pursuant to this Section (a “Tax Benefit”), it shall pay to the Borrower or the Canadian Borrower, as applicable, an amount equal to such Tax Benefit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or the Canadian Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Canadian Subfacility Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or the Canadian Borrower, as applicable, upon the request of the Administrative Agent, the Canadian Subfacility Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to it (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Canadian Subfacility Agent, such Lender or the L/C Issuer in the event the Administrative Agent, the Canadian Subfacility Agent, such Lender or the L/C Issuer is required to repay such Tax Benefit to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent, the Canadian Subfacility Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or the Canadian Borrower or any other Person.

3.02        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in US Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, US Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower or the Canadian Borrower through the Administrative Agent or the Canadian Subfacility Agent, as applicable, any obligation of such Lender to make or continue

Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in US Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower, or the Canadian Subfacility Agent and the Canadian Borrower, respectively, that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower or the Canadian Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent or the Canadian Subfacility Agent, as applicable), prepay or, if applicable and such Loans are denominated in US Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans or Canadian Prime Rate Loans, as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, the Borrower or the Canadian Borrower, as applicable, shall also pay accrued interest on the amount so prepaid or converted.

3.03        Inability to Determine Rates.  If the Administrative Agent (with respect to (a) or (b) below) or the Required Lenders (with respect to (c) below) determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in US Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in US Dollars or an Alternative Currency), or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender and/or, as applicable, the Canadian Subfacility Agent will promptly so notify the Canadian Borrower and each Canadian Subfacility Funding Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent or the Canadian Subfacility Agent, as applicable (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower or the Canadian Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Revolving Borrowing of Base Rate Loans or Canadian Prime Rate Loans, as applicable, in the amount specified therein.

3.04        Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

(ii)           subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

(iii)          cause the Mandatory Cost, as calculated hereunder, to not represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(iv)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower or the Canadian Borrower, as applicable, will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower or the Canadian Borrower, as applicable, will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower and/or the Canadian Borrower, as applicable, shall be conclusive absent manifest error.  The Borrower and/or the Canadian Borrower, as applicable, shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that neither the Borrower nor the Canadian Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower or the Canadian Borrower, as applicable, of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)           Additional Reserve Requirements.  To the extent not duplicative of Section 3.04(a), the Borrower and the Canadian Borrower shall pay as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans (except (i) any reserve requirement reflected in the Eurocurrency Rate and (ii) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost (other than as provided in Section 3.04(a)(iii)), such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive, which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower and the Canadian Borrower shall have received at least 30 days’ prior notice (with a copy to the Administrative Agent or to the Canadian Subfacility Agent, as applicable) of such additional interest or costs from such Lender.  If a Lender fails to give notice 30 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 30 days from receipt of such notice.

3.05        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower or the Canadian Borrower, as applicable, shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Canadian Prime Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower or the Canadian Borrower, as applicable, (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Canadian Prime Rate Loan on the date or in the amount notified by the Borrower or the Canadian Borrower, as applicable;

(c)           any failure by the Borrower or the Canadian Borrower, as applicable, to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)           any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrower and the Canadian Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower and the Canadian Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06        Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower or the Canadian Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Each Lender also agrees to use its commercially reasonable efforts to make such designation or assignment prior to the occurrence of any circumstance described in Section 3.01, 3.02 or 3.04 in the event it has knowledge of such circumstance prior to its occurrence or as soon thereafter as it becomes aware thereof.  The Borrower and the Canadian Borrower hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower or the Canadian Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any performance hereunder by any Lender becomes illegal as described in Section 3.02, the Borrower may replace such Lender in accordance with Section 10.13.

3.07        Survival.  All of the Borrower’s obligations and the Canadian Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT

4.01        Conditions to Effectiveness.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, the Canadian Subfacility Agent, each Lender, the Borrower and the Canadian Borrower;

(ii)           Notes executed by the Borrower and the Canadian Borrower in favor of each Lender requesting Notes;

(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Borrower and the Canadian Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)           a favorable opinion of Oppenheimer Wolff & Donnelly LLP, counsel to the Loan Parties, Gary M. Nelson, general counsel to the Borrower, and Taylor McCaffrey LLP, counsel to the Canadian Borrower, and addressed to the Administrative Agent, the Canadian Subfacility Agent and each Lender, as to the matters set forth in Exhibit F and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;

(vi)          a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such

Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)         a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied with respect to the Borrower; (B) that, except for accounting matters previously disclosed to the Administrative Agent and the Lenders or as otherwise addressed in amendments to the Existing Credit Facility, there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (C) the current Debt Ratings;

(viii)        a certificate signed by a Responsible Officer of the Canadian Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied with respect to the Canadian Borrower; and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(ix)           a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower ended on September 30, 2005, signed by a Responsible Officer of the Borrower;

(x)            evidence that the Existing Credit Facility has been or concurrently with the Closing Date is being terminated and all amounts outstanding or otherwise due and payable thereunder have been paid in full; and

(xi)           such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the Canadian Subfacility Agent, the L/C Issuer, the Swing Line Lender or the Required Lenders reasonably may require.

(b)           Any fees required to be paid on or before the Closing Date shall have been paid.

(c)           Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)           Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02        Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Eurocurrency Rate Loans) (the foregoing discussed Request for Credit Extension sometimes referred to as a “Request for Increased Credit Extension”) is subject to the following conditions precedent:

(a)           The representations and warranties of (i) the Borrower contained in Article V (with the exception of Section 5.10(c)) and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.10 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)           No Default or Event of Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c)           To the Borrower’s best knowledge, as of the date of such Request for Increased Credit Extension, no Internal Control Event which has resulted in or will result in a material misstatement of any of the Borrower’s financial statements required to be furnished under Sections 6.01(a) or 6.01(b) exists or has occurred since the date of the last audited financial statements delivered pursuant to Section 6.01(a) or, prior to the first date of such delivery, the Audited Financial Statements, other than any Internal Control Event which exists on the Closing Date and has been disclosed to the Lenders prior thereto.

(d)           (i) the Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender or (ii) the Canadian Subfacility Agent shall have received a Request for Increased Credit Extension in accordance with the requirements hereof.

(e)           In the case of a Credit Extension to be denominated in an Alternative Currency other than in Canadian Dollars with respect to Credit Extensions under the Canadian Subfacility, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Canadian Subfacility Agent (with respect only to the Canadian Subfacility) or the Required Lenders would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Increased Credit Extension submitted by the Borrower or the Canadian Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

5.01        Corporate Existence and Power.

(a)           Each of the Borrower, the Canadian Borrower and each Material Subsidiary:

(i)            is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(ii)           has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets and carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

(iii)          is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified, licensed or in good standing would not adversely affect the business or operations of the Borrower or such Subsidiary in any significant manner; and

(iv)          is in compliance with all material Laws applicable to it.

(b)           Each Subsidiary of the Borrower which is not a Material Subsidiary:

(i)            is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(ii)           has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets and carry on its business;

(iii)          is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; and

(iv)          is in compliance with all material Laws applicable to it;

except where any failure to comply with the requirements of this subsection (b) would not, individually or in the aggregate, result in a Material Adverse Effect.

(c)           As of the Closing Date, the Borrower does not have any material place of business in any jurisdiction other than the States of Minnesota, California, Georgia, Kentucky and Pennsylvania.

5.02        Corporate Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document have been duly authorized by all necessary corporate action by or on behalf of each Loan Party, and do not and will not:

(a)           contravene the terms of the such Loan Party’s Organization Documents;

(b)           conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Loan Party is a party or any order, injunction, writ or decree of any Governmental Authority to which such Loan Party or its property is subject; or

(c)           violate any Law applicable to such Loan Party.

5.03        Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, and Loan Party of this Agreement or any other Loan Document.

5.04        Binding Effect.  This Agreement and each other Loan Document to which any Loan Party is a party, when executed and delivered, will constitute the legal, valid and binding obligations of such Loan Party to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

5.05        Litigation.  Attached hereto as Schedule 5.05 is a list of all material litigation in which the Borrower or any Subsidiary of the Borrower is a plaintiff or a defendant as of the Closing Date.  There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or its Subsidiaries or any of its properties which:

(a)           purport to affect or pertain to this Agreement, or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)           except, as provided in Schedule 5.05, would reasonably be expected to have a Material Adverse Effect (and assuming for this purpose a reasonable likelihood of an adverse decision).  No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

5.06        No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by any Loan Party.  As of the Closing Date, neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.  As of the Closing Date there exists no “Event of Default” under and as defined in the Existing Credit Facility.

5.07        ERISA Compliance.  Except as referenced or provided for in either Schedule 5.05 or Schedule 5.07 attached hereto:

(a)           To the best knowledge of the Borrower, no facts or circumstances exist which would reasonably be expected to have a Material Adverse Effect in connection with the failure of any Plan, or the failure of the Borrower, an ERISA Affiliate or any Person with regard to the Plan, to comply with the applicable provisions of ERISA, the Code and other Federal or state law.  The Borrower and each ERISA Affiliate have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or would, if determined adversely to the Borrower or any Plan, reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)           To the best knowledge of the Borrower (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Borrower nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither the Borrower nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA, which is individually or in the aggregate has resulted or would be reasonably expected to result in a Material Adverse Effect.

5.08        Title to Properties.  As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.09        Taxes.  The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise, due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP and no Notice of Lien has been filed or recorded.  There is no proposed tax assessment against the Borrower or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

5.10        Financial Condition.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby.

(b)           The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           Since the date of the Audited Financial Statements, except for accounting matters previously disclosed to the Administrative Agent and the Lenders or as otherwise addressed in amendments to the Existing Credit Facility, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.11        Environmental Matters.

(a)           The on-going operations of the Borrower and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability that would reasonably be expected to have a Material Adverse Effect.

(b)           As of the Closing Date, except as specifically disclosed on Schedule 5.11, neither the Borrower nor any of its Subsidiaries or any of their respective present property or operations is subject to any outstanding written order from or agreement with any Governmental Authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

(c)           Except as specifically disclosed on Schedule 5.11, there are no Hazardous Materials or other conditions or circumstances existing with respect to any property, or arising from operations of the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Borrower and its Subsidiaries that in the aggregate for any such condition, circumstance or property would reasonably be expected to have a Material Adverse Effect.

5.12        Regulated Entities.  None of the Borrower, any Person controlling the Borrower, or any Subsidiary of the Borrower, is an “investment company” within the meaning of the Investment Company Act of 1940.

5.13        No Burdensome Restrictions.  Neither the Borrower nor any of its Subsidiaries is a party to or bound by any Contractual Obligation, or subject to any charter or corporate restriction, or any Law, which could reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, no Subsidiary (other than any Securitization Subsidiary) is party to or bound by any Contractual Obligation restricting the ability of such Subsidiary to pay dividends or make loans to the Borrower.

5.14        Solvency.  The Borrower, each of its Material Subsidiaries and the Canadian Borrower are each Solvent.

5.15        Labor Relations.  There are no strikes, lockouts or other labor disputes against the Borrower or any of its Subsidiaries, or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice complaint is pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them before any Governmental Authority which, in any case, could reasonably be expected to have a Material Adverse Effect.

5.16        Copyrights, Patents, Trademarks and Licenses, Etc.  Except for any failure to comply with the requirements of this Section 5.16 which would not, individually or in the aggregate, result in a Material Adverse Effect: (a) the Borrower or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations, and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (b) to the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed by the Borrower or any of its Subsidiaries infringes upon any rights held by any other Person; and (c) except as specifically disclosed on Schedule 5.05 attached hereto, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed.

5.17        Material Subsidiaries and Equity Investments.  As of the Closing Date, the Borrower has no Subsidiaries other than the Subsidiaries set forth on Schedule 5.17 attached hereto.  The Borrower has no Material Subsidiaries other than as set forth on Schedule 5.17 or as disclosed to the Administrative Agent and the Lenders pursuant to Section 6.03(i) (including their jurisdiction of incorporation) and has no Investment in any Person which is not a Subsidiary of the Borrower except for such Investments that do not exceed in the aggregate 10% of Consolidated Net Worth.  All Investments of the Borrower and its Subsidiaries (other than Investments in Subsidiaries) with a net book value in excess of US$1,000,000 as of the Closing Date are set forth on Schedule 5.17(A) attached hereto.

5.18        Insurance.  As of the Closing Date, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

5.19        Full Disclosure.  None of the representations or warranties made by the Borrower or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents as of the date such statements are made or deemed made, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

5.20        Year End.  The fiscal year of the Borrower ends on December 31st of each year.

5.21        Existing Indebtedness.  As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any Indebtedness other than Initial Permitted Indebtedness.

5.22        Swap Contracts.  As of the Closing Date, neither the Borrower nor any of its Subsidiaries is subject to any obligation in respect of any Swap Contracts other than Permitted Swap Obligations.

5.23        Margin Regulations; Investment Company Act.

(a)           Neither the Borrower nor the Canadian Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only, or of the Borrower and its Subsidiaries on a consolidated basis, or of the Canadian Borrower only, or of the Canadian Borrower and its Subsidiaries on consolidated basis, as applicable), subject to the provisions of Section 7.01 or Section 7.02 or subject to any restriction contained in any agreement or instrument between either the Borrower or the Canadian Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

ARTICLE VI.
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain issued and outstanding, unless the Required Lenders waive compliance in writing:

6.01        Financial Statements.  The Borrower shall deliver to the Administrative Agent and each Lender in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)           As soon as available, but in any event by the date on which consolidated financial statements for such period are required to be delivered to the SEC under the Securities Laws (without regard to any extensions of such date permitted by the Securities Laws for which any special application is required other than an extension obtained under Rule 12b-25 thereunder), an unqualified audit report prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such fiscal year and related statements of income, and changes in stockholders’ equity and cash flows and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any going concern or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) (A) management’s assessment of the effectiveness of the Borrower’s internal controls over financial reporting as of the end of such fiscal year of the Borrower as required in accordance with Item 308 of SEC Regulation S-K, and (B) with respect to such fiscal year of the Borrower, an attestation report (or reports) of a Registered Public Accounting Firm on management’s assessment and the opinion of the Registered Public Accounting Firm independently assessing the effectiveness of the Borrower’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley.

(b)           as soon as available, but in any event by the date on which consolidated financial statements for such period are required to be delivered to the SEC under the Securities Laws after the end of the first three fiscal quarters of each fiscal year of the Borrower (without regard to any extensions of such date permitted by the Securities Laws for which any special application is required other than an extension obtained under Rule 12b-25 thereunder), (i) a copy of the Borrower’s quarterly report on Form 10-Q filed with the SEC with respect to such fiscal quarter, (ii) an operating report summarizing the Borrower’s consolidated (A) year-to-date profit and loss, revenue, operating profit, invested capital, and cash flow information, and (B) fiscal year forecasts of profit and loss, balance sheet, and cash flow information, as well as fiscal year comparative forecasts of consolidating revenue, profit and loss, operating profit, and investment capital information; or (iii) if the Borrower at such time is not required to file such Form 10-Q with the SEC under the Securities Laws, as soon as available, but in any event within 50 days after the end of each fiscal quarter, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, and the corresponding portion of the previous fiscal year, together with the items described at clauses (A) and (B) of this subsection; all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02        Certificates; Other Information.  The Borrower shall furnish to the Administrative Agent and each Lender:

(a)           as soon as available, but not later than 15 days after the delivery of the financial statements referred to in Section 6.01(a) and (b) above, a Compliance Certificate, signed by a Responsible Officer;

(b)           copies of each registration statement (or prospectus contained therein) of the Borrower other than with respect to employee benefit plans, each periodic report regarding the

Borrower required pursuant to Section 13 of the Securities Exchange Act of 1934, each annual report, each proxy statement and any amendments to any of the above filed or reported by the Borrower with or to any securities exchange or the SEC, copies of each communication from the Borrower or any Subsidiary to the Borrower’s shareholders generally, promptly upon the filing or making thereof and copies of such other filings, reports and communications with the Borrower’s shareholders as the Administrative Agent may from time to time request;

(c)           upon release, copies of all financially material press releases by the Borrower;

(d)           promptly after the creation or Purchase of any Material Subsidiary, the name of such Subsidiary, a description of its business, the price paid for the stock or assets of such Subsidiary, its net worth and the value of its assets;

(e)           promptly, and in any event (i) no later than three (3) Business Days prior to any Request for Increased Credit Extension or (ii) together with the delivery of any Compliance Certificate pursuant to Section 6.02(a), if as of such date any Loan Party or any Subsidiary thereof has received any of the following since the most recent Request for Credit Extension, a summary of each initial notice, or any subsequent material notice, or other material correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof, which summary shall not contain any untrue statement of a material fact or omit any material fact included in such notice or correspondence necessary to make the statements made in such summary, in light of the circumstances under which they are made, not misleading; provided, however, that the Borrower shall not be required to submit such summary if it is in violation of applicable SEC rules, regulations or policies;

(f)            promptly, such additional business, financial, corporate affairs and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

Reports required to be delivered pursuant to Sections 6.01(a) or (b) or 6.02(b) shall be deemed to have been delivered on the date on which Borrower posts such reports on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 hereof or when such report is posted on the Securities and Exchange Commission’s website at www.sec.gov; provided that (x) Borrower shall deliver paper copies of such reports to the Administrative Agent or any Lender who requests the Borrower to deliver such paper copies until written request to cease delivering paper copies is given by the Administrative Agent or such Lender, (y) the Borrower shall notify by facsimile the Administrative Agent and each Lender of the posting of any such reports, and (z) in every instance the Borrower shall provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent and each of the Lenders.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the reports referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such reports.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.  Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”

6.03        Notices.  The Borrower or the Canadian Borrower (with respect only to (a) below) shall promptly notify the Administrative Agent and each Lender upon a Responsible Officer of the Borrower or the Canadian Borrower, respectively, obtaining knowledge:

(a)           of the occurrence of any Default or Event of Default;

(b)           of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Borrower or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority which would reasonably be expected to result in a Material Adverse Effect (and assuming for this purpose a reasonable likelihood of an adverse decision);

(c)           of the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary (i) which would reasonably be expected to have a Material Adverse Effect (and taking into account the reasonable likelihood of an adverse decision), or (ii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

(d)           of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions affecting the Borrower or any of its Subsidiaries or any of their respective properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of the Borrower or any Subsidiary that could reasonably be anticipated to cause the property of the Borrower or any of its Subsidiaries or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any

Environmental Laws, if, individually or in the aggregate, the events or conditions described or the amount claimed in clauses (i), (ii) and (iii) would reasonably be expected to result in a Material Adverse Effect;

(e)           of the Registered Public Accounting Firm’s determination (in connection with its preparation of any report under Section 6.01(a)(ii)) or the Borrower’s determination of the occurrence or existence of any Internal Control Event;

(f)            of the occurrence of any ERISA Event affecting the Borrower or any ERISA Affiliate, and deliver to the Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event;

(g)           of any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Borrower delivered to the Lenders pursuant to Section 6.01(a);

(h)           of any material labor controversy resulting in or threatening to result in any strike, work. stoppage, boycott, shutdown or other labor disruption against or involving the Borrower or any of its Subsidiaries;

(i)            of (i) any Subsidiary (including its jurisdiction of incorporation) being or becoming a Material Subsidiary, or (ii) of any Material Subsidiary ceasing to be a Material Subsidiary;

(j)            of any change in any Debt Rating assigned by S&P or Moody’s; and

(k)           of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary to the extent not disclosed in the reports required to be made available under Section 6.02(b).

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement by a Responsible Officer of the Borrower or the Canadian Borrower, as applicable, setting forth details of the occurrence referred to therein, and stating what action, if any, the Borrower or, if applicable, the Canadian Borrower, proposes to take with respect thereto and at what time.  Each notice to the Lenders under Section 6.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

6.04        Preservation of Corporate Existence, Etc.  The Borrower shall, and shall cause each of its Subsidiaries to:

(a)           except as permitted in Section 7.02, preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

(b)           preserve and maintain in full force and effect all material rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 7.02;

(c)           use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it; and

(d)           preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect, provided, however, that the Borrower shall not be deemed to be in default under this Section 6.04 if a Subsidiary (other than a Material Subsidiary) fails to comply herewith so long as such failure is not material.

6.05        Maintenance of Property.  The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, make all necessary repairs thereto and renewals and replacements thereof, and to keep such property free of any Hazardous Materials, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, except as permitted by Section 7.02.  The Borrower shall use at least the standard of care typical in the industry in the operation of its facilities.

6.06        Insurance.  The Borrower shall maintain, and shall cause each of its Material Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers’ compensation insurance, public liability and property and casualty insurance.  Upon request of the Administrative Agent or any Lender, the Borrower shall furnish the Administrative Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of the Borrower (and, if requested by the Administrative Agent, any insurance broker of the Borrower) setting forth the nature and extent of all insurance maintained by the Borrower and its Material Subsidiaries in accordance with this Section 6.06 (and which, in the case of a certificate of a broker, were placed through such broker).

6.07        Payment of Obligations.  The Borrower shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a)           all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

(b)           all lawful claims which, if unpaid, would by law become a Lien upon its property;

(c)           all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness;

provided, however, that the Borrower and its Subsidiaries shall not be deemed to be in default under this Section 6.07 if failure to comply herewith would not result in a Material Adverse Effect.

6.08        Compliance with Laws.  The Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all material Laws applicable to it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

6.09        Inspection of Property and Books and Records.  Each of the Borrower and the Canadian Borrower shall maintain and the Borrower shall cause each of its Material Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiaries.  The Borrower shall permit, and shall cause each of its Material Subsidiaries to permit, and the Canadian Borrower shall permit, representatives and independent contractors of the Administrative Agent (or the Canadian Subfacility Agent, if applicable) or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower or to the Canadian Borrower, as applicable; provided, however, when a Default or Event of Default exists, (i) the Administrative Agent (or the Canadian Subfacility Agent, if applicable) or any Lender may do any of the foregoing with respect to the Borrower or any Subsidiary or the Canadian Borrower at any time during normal business hours and without advance notice and (ii) such inspection, examination and meetings shall be at the expense of the Borrower or the Canadian Borrower, as applicable.

6.10        Environmental Laws.

(a)           The Borrower shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its property in compliance in all material respects with all Environmental Laws.

(b)           Upon the written request of the Administrative Agent or any Lender, the Borrower shall submit to the Administrative Agent with sufficient copies for each Lender, at the Borrower’s sole cost and expense, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 6.03(d).

6.11        Use of Proceeds.  The Borrower may use the proceeds of the Loans and the Letters of Credit (a) to replace the Existing Credit Facility, (b) to provide liquidity for the issuance of commercial paper, and (c) to meet the ongoing working capital, capital expenditures and general corporate needs of the Borrower and its subsidiaries, including Letters of Credit, permitted acquisitions and share repurchases.  Letters of Credit shall be used by the Borrower and its Subsidiaries for Ordinary Course of Business purposes.  The Canadian Subfacility shall be used to meet the ongoing working capital, capital expenditures and general corporate needs of the Canadian Borrower and its subsidiaries and to finance in whole or in part any repatriation of funds to the Borrower under the American Jobs Creation Act of 2004.

6.12        Further Assurances.

(a)           The Borrower shall ensure that all written information, exhibits and reports furnished to the Administrative Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Administrative Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgment or recordation thereof.

(b)           Promptly upon request by the Administrative Agent or the Required Lenders, each of the Borrower and the Canadian Borrower shall (and shall cause any of its Subsidiaries to) do, execute, acknowledge and deliver any and all such further acts, certificates, assurances and other instruments as the Administrative Agent or such Lenders, as the case may be, may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, and (ii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or tinder any other document executed in connection therewith.

ARTICLE VII.
NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain issued and outstanding, unless the Required Lenders waive compliance in writing:

7.01        Limitation on Liens.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)           any Lien created under any Loan Document;

(b)           Liens for taxes, fees, assessments or other governmental charges or statutory obligations which are not delinquent or remain payable without penalty, or to the extent that nonpayment thereof is permitted by Section 6.07, provided that no Notice of Lien has been filed or recorded under the Code;

(c)           Liens arising in the Ordinary Course of Business in connection with obligations (other than obligations for borrowed money) that are not overdue or which are being contested in good faith and by appropriate proceedings, including, but not limited to Liens under bid, performance and other surety bonds, supersedeas and appeal, bonds, Liens on advance or progress payments received from customers under contracts for the sale, lease or license of goods, software or services and upon the products being sold or licensed, in each case securing performance of the underlying contract or the repayment of such advances in the event final acceptance of performance under such contracts does not occur; and Liens upon funds collected temporarily from others pending payment or remittance on their behalf;

(d)           Liens (other than any Lien imposed by ERISA) required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(e)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

(f)            purchase money security interests on any property acquired or held by the Borrower or its Subsidiaries in the Ordinary Course of Business securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property to the extent permitted under Section 7.04; provided, however, that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property;

(g)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution;

(h)           rights of holders of notes or debentures issued by the Borrower or any Subsidiary in deposits placed in trust to legally or “in substance” defease such notes or debentures;

(i)            Liens consisting of pledges of cash collateral or government securities to secure, on a mark-to-market basis, Permitted Swap Obligations only, provided that the aggregate value of such collateral so pledged by the Borrower and the Subsidiaries together in favor of any counterparty does not at any time exceed US$25,000,000;

(j)            the interest of a purchaser of Permitted Receivables pursuant to a Permitted Securitization, or any Lien on the assets of a Securitization Subsidiary granted pursuant to a Permitted Securitization;

(k)           Liens on the property or assets of any corporation that becomes a Subsidiary of the Borrower after the Closing Date, provided that (i) such Liens exist at the time such corporation becomes a Subsidiary, and (ii) such Liens are not created in contemplation of such acquisition by the Borrower or its Subsidiaries or for purposes of circumventing this Agreement;

(l)            Liens on the property or assets of any Subsidiary securing obligations of any such Subsidiary to the Borrower; or

(m)          any Lien (not otherwise permitted by this Section 7.01) securing an obligation of the Borrower or any Subsidiary if the aggregate amount of all such obligations secured by all such Liens does not exceed 15% of Consolidated Net Worth; provided, however, that the assets of any Material Subsidiary or of the Canadian Borrower may only be subject to Liens permitted under this Section 7.01(m) which secure obligations that do not exceed 15% the total assets of such Material Subsidiary or of the Canadian Borrower, respectively, as determined in accordance with GAAP.

Any specific exclusion of the Canadian Borrower under any of the foregoing exceptions will not apply from any date the Canadian Subfacility is voluntarily terminated pursuant to Section 2A.04.

7.02        Mergers, Consolidations and Dispositions of Assets.

(a)           Except as provided in Section 7.02(b), the Borrower shall not, and shall not permit any of its Subsidiaries to: (i) sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of related transactions) any property or assets (including accounts and notes receivable, with or without recourse) (collectively, “transfer”) to any Person except in the Ordinary Course of Business; (ii) transfer to any Person other than the Borrower or a Subsidiary any outstanding capital stock that has been issued by any Subsidiary; or (iii) consolidate with or merge into any other Person.

(b)           Section 7.02(a) shall not apply to or restrict:

(i)            merger or consolidation of any third Person with or into the Borrower or any existing Subsidiary of the Borrower, provided that (A) no Default or Event of Default has occurred and is continuing at the time of, or would result from, the consummation of such merger or consolidation, and (B) either (1) the Borrower or such existing Subsidiary of the Borrower is the surviving entity in such merger or, if the third Person or a new entity is the surviving or resulting entity in such merger or consolidation with a Subsidiary, it becomes a Subsidiary of the Borrower by virtue of such merger or consolidation with an existing Subsidiary, or (2) if the merger or consolidation involves an existing Subsidiary of the Borrower and clause (B)(1) is not applicable, the transaction would be permitted by Section 7.02(b)(x) utilizing the net book value of the Subsidiary; notwithstanding the foregoing in either (1) or (2), the Canadian Borrower shall survive each merger or consolidation to which it is a party, except such a merger in which the Borrower is the survivor;

(ii)           the merger or consolidation of any Subsidiary into the Borrower, or (other than the Canadian Borrower) with or into any other Subsidiaries, provided that if any such transaction is between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary is the continuing or surviving corporation;

(iii)          the transfer by any Subsidiary of the Borrower of any assets (upon voluntary liquidation or otherwise) to the Borrower or (other than the Canadian Borrower) a Wholly-Owned Subsidiary of the Borrower;

(iv)          transfers of real estate not used or useful in the business of the Borrower and its Subsidiaries, any bulk sale of inventory not representing a then current product line of the Borrower or its Subsidiaries, or any sale of property or assets used in connection with discontinued or abandoned product lines of the Borrower or its Subsidiaries;

(v)           the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(vi)          the transfer of assets by the Borrower to any of its Subsidiaries (A) made in connection with a transaction permitted under subsection (b)(i) above, or (B) if such transfer is a sale for fair market value and the consideration received by the Borrower is cash;

(vii)         the mergers, consolidations or transfers of assets listed on Schedule 7.02 attached hereto;

(viii)        (A) a sale or transfer of Permitted Receivables pursuant to a Permitted Securitization and (B) servicer advances, each for a term not exceeding three months, not to exceed US$5,000,000 in the aggregate at any time for all such advances then outstanding and undertaken pursuant to one or more Permitted Securitizations;

(ix)           any transfer of assets by the Borrower or any of its Subsidiaries to any Person in connection with the extension of Indebtedness or making an investment or acquisition transaction or business combination otherwise permitted under this Agreement; and

(x)            transfers of assets not otherwise permitted hereunder (whether by merger, consolidation or otherwise) occurring after the Closing Date which are made for fair market value; provided, however, that (A) at the time of any transfer, no Default or Event of Default exists or would result from such transfer and (B) the aggregate net book value of all assets so transferred per annum by the Borrower and its Subsidiaries together shall not exceed 6% of Consolidated Total Assets.

Any specific exclusion of the Canadian Borrower under any of the foregoing exceptions will not apply from any date the Canadian Subfacility is voluntarily terminated pursuant to Section 2A.04.

7.03        Cash Investments; Minority Investments.  The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) invest any assets classified in accordance with GAAP on the Borrower’s consolidated balance sheet as “cash and equivalents” or “short-term investments” in investments other than Cash Equivalents, investment grade marketable securities, and servicer advances permitted under Section 7.02(b)(viii), or (b) make any Investment in any Person which is not a Subsidiary of the Borrower, except for such Investments that, when aggregated with the Investments set forth on Schedule 5.17(A) hereto, do not exceed in the aggregate 10% of Consolidated Net Worth.

7.04        Indebtedness.  The Borrower shall not, and shall not permit any of its Subsidiaries to, incur, assume or suffer to exist any Indebtedness (other than any Indebtedness arising hereunder) (a) if a Default or Event of Default has occurred and is continuing or would result from the incurrence or assumption of such Indebtedness or (b) if the aggregate principal amount of all such Indebtedness of such Subsidiaries (other than Securitization Subsidiaries) would exceed 10% of Consolidated Net Worth.

7.05        Contingent Obligations.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except:

(a)           Contingent Obligations incurred pursuant to this Agreement;

(b)           Contingent Obligations undertaken by Comdata pursuant to a Permitted Securitization;

(c)           endorsements for collection or deposit in the Ordinary Course of Business;

(d)           Guaranty Obligations of the Borrower relating to account overdrafts incurred by the Borrower solely in its capacity as a trustee in respect of third party payroll deposit accounts maintained by the Borrower in the Ordinary Course of Business, where (i) recourse to the Borrower is limited to such trust assets, or (ii) recourse is not so limited and the Borrower has recourse to such trust assets for reimbursement or contribution under applicable law and contract;

(e)           Contingent Obligations consisting of Guaranty Obligations of (i) the Borrower in respect of the Indebtedness of, or other obligation payable or performable by, any Wholly-Owned Subsidiary or (ii) any Subsidiary in respect of Indebtedness of, or other obligation payable or performable by, the Borrower or any Wholly-Owned Subsidiary;

(f)            other Contingent Obligations of the Borrower and its Subsidiaries in an aggregate amount not in excess of US$50,000,000 at any time.

7.06        Use of Proceeds.  Neither the Borrower nor the Canadian Borrower shall, and the Borrower shall not suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, or any Letter of Credit, directly or indirectly, in violation of Regulation T, U or X of the FRB.

7.07        Hostile Acquisitions.  The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) Purchase, or attempt to Purchase, any Person by means of a public debt or equity tender offer or other unsolicited takeover (or the equivalent thereof in any jurisdiction) or (b) engage in a proxy contest (or the equivalent thereof in any jurisdiction) for control of the board of directors (or the functional equivalent thereof) of any Person, in either case which has not been approved and recommended by the board of directors (or the functional equivalent thereof) of the Person being acquired or proposed to be acquired or which is the subject of such proxy contest.

7.08        Lease Obligations.  The Borrower shall not permit the aggregate minimum noncancelable payment commitments in respect of Operating Leases for the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP at the end of any fiscal year to exceed, for any subsequent fiscal year, US$75,000,000.

7.09        Interest Coverage Ratio.  On and after the Closing Date, the Borrower shall not permit its ratio of (a) Consolidated EBIT to (b) Consolidated Interest Expense, each calculated for the immediately preceding four fiscal quarters of the Borrower (including fiscal quarters ending prior to the Closing Date), to be less than 2.75 to 1.00.

7.10        Debt/Total Capitalization.  On and after the Closing Date, the Borrower shall not permit, as of the end of any fiscal quarter, its ratio of (a) Consolidated Indebtedness to (b) the sum of Consolidated Indebtedness plus Consolidated Net Worth, to be greater than 50%.

7.11        Change in Business.  The Borrower shall not, and shall not permit any of its Subsidiaries to, (a) engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date; (b) extend any material amount of Indebtedness to or make any material equity investment in any Person which engages in one or more lines of business all of which are substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the Closing Date; or (c) enter into any joint venture which engages in a material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.12        Accounting Changes.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change the fiscal year of the Borrower or of any of its consolidated Subsidiaries.

7.13        Contracts of Subsidiaries.  The Borrower shall not permit any of its Subsidiaries (other than any Canadian payroll processing Subsidiary of the Borrower in existence as of the Closing Date or any Securitization Subsidiary) to enter into any Contractual Obligation restricting the ability of such Subsidiary to pay dividends or make loans to the Borrower or Subsidiaries of the Borrower.

7.14        Licenses.  The Borrower shall, and shall cause each of its Subsidiaries to, obtain and maintain all material licenses, authorizations, consents, filings, exemptions, registrations and other governmental approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the transactions therein contemplated or the operation and conduct of its business and ownership of their properties.

7.15        Transactions with Affiliates.  The Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate of the

Borrower (other than a Subsidiary), other than Permitted Securitizations and arm’s-length transactions with such Persons that are otherwise permitted hereunder.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or the Canadian Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment, utilization or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  The Borrower or the Canadian Borrower fails to perform or observe any term, covenant, or agreement contained in Section 6.03(a), Section 6.09, Section 6.11 or in Article VII; or the Borrower fails to perform or observe any term, covenant or agreement contained in Section 6.01 or Section 6.02 or in Section 6.03 (other than subsection (a) thereof) and such failure continues unremedied for a period of 10 days; or

(c)           Other Defaults.  The Borrower fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default continues unremedied for a period of 20 days; or

(d)           Representations and Warranties.  Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith, or therewith proves to have been incorrect in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as

defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) there occurs any early termination, liquidation, unwind or similar event or circumstance under any Permitted Securitization as a result of which any purchaser of receivables thereunder has ceased purchasing such receivables and has applied all collections on previously purchased receivables thereunder to the repayment of such purchaser’s interest in such previously purchased receivables, other than (A) any such event or circumstance that arises solely as the result of a down-grading of the credit rating of any bank or financial institution not affiliated with the Borrower that provides liquidity, credit or other support in connection with any such Permitted Securitization, or (B) any termination undertaken voluntarily by the seller of Permitted Receivables and in the absence of any current or anticipated event of default or termination event under the applicable securitization documents; or

(f)            Insolvency Proceedings, Etc.  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; provided, however, that it shall not be an Event of Default under this subsection (f) if any Subsidiary of the Borrower to which this subsection applies, other than the Canadian Borrower, to which this subsection shall apply notwithstanding the foregoing, does not have annual revenues in excess of 1% of the consolidated revenues of the Borrower or net worth which constitutes more than 5% of the Consolidated Net Worth of the Borrower in the fiscal year immediately preceding the date this subsection first becomes applicable to such Subsidiary; or

(g)           Inability to Pay Debts; Attachment.  (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; provided, however, that it shall not be an Event of Default under this subsection (g) if any Subsidiary of the Borrower to which this subsection applies, other than the Canadian Borrower, to which this subsection shall apply notwithstanding the foregoing, does not have annual revenues in excess of 1% of the consolidated revenues of the Borrower or net worth which constitutes more than 5% of the Consolidated Net Worth of the Borrower in the fiscal year immediately preceding the date this subsection first becomes applicable to such Subsidiary; or

(h)           Judgments.  There is entered against the Borrower or any Subsidiary (A) a final judgment, order or decree for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (B) any non-monetary final judgment, order or decree that has, or would reasonably be expected to have, a Material Adverse Effect and, in either case, (I) enforcement proceedings are commenced by any creditor upon such judgment, order or decree, or (II) there shall be any period of 10 consecutive days during which such judgment, order or decree continues unsatisfied and during which a stay of enforcement of such judgment, order, or decree, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect; or

(j)            Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k)           Change of Control.  There occurs any Change of Control.

8.02        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders,

(a)           declare the commitment of each Lender to make Loans and any obligations of the L/C Issuer to make L/C Credit Extensions, of the Swing Line Lender to make Swing Line Loans, and of the Canadian Subfacility Funding Lenders to make Canadian Subfacility Loans to be terminated, whereupon such commitments and obligations shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and the Canadian Borrower;

(c)           require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) of Section 8.01, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make

L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and the Canadian Subfacility Agent and amounts payable under Article III) payable to the Administrative Agent or the Canadian Subfacility Agent, as applicable, in its respective capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01        Appointment and Authority.  Each of the Lenders and the L/C Issuer (with respect to (a) only) hereby irrevocably appoints (a) Bank of America to act on its behalf as the Administrative Agent and (b) Bank of America, acting through its Canada branch, to act on its behalf as the Canadian Subfacility Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and the Canadian Subfacility Agent to take such actions on its behalf and to exercise such powers as are delegated to each of the Administrative Agent and the Canadian Subfacility Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of each of the Administrative Agent, the Canadian Subfacility Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02        Rights as a Lender.  Each Person serving as the Administrative Agent and the Canadian Subfacility Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Canadian Subfacility Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or the Canadian Subfacility Agent hereunder in its individual capacity, respectively.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or the Canadian Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Canadian Subfacility Agent hereunder and without any duty to account therefor to the Lenders.

9.03        Exculpatory Provisions.  Neither the Administrative Agent nor the Canadian Subfacility Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, neither the Administrative Agent nor the Canadian Subfacility Agent:

(a)           shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)           shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that either the Administrative Agent or the Canadian Subfacility Agent, as applicable, is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither the Administrative Agent nor the Canadian Subfacility Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower, the Canadian Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or the Canadian Subfacility Agent or any of their Affiliates in any capacity.

Neither the Administrative Agent nor the Canadian Subfacility Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent nor the Canadian Subfacility Agent shall be deemed to have knowledge of any Event of Default unless and until notice describing such Event of Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer or until notice describing such Event of Default is given to the Canadian Subfacility Agent by the Canadian Borrower or a Lender.

Neither the Administrative Agent nor the Canadian Subfacility Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or to the Canadian Subfacility Agent.

9.04        Reliance by Administrative Agent and the Canadian Subfacility Agent.  Each of the Administrative Agent and the Canadian Subfacility Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each of the Administrative Agent and the Canadian Subfacility Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent and, with respect to a Canadian Subfacility Loan, the Canadian Subfacility Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent or, in the case of a Canadian Subfacility Loan, the Canadian Subfacility Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or Canadian Subfacility Loan or the issuance of such Letter of Credit.  Each of the Administrative Agent and the Canadian Subfacility Agent may consult with legal counsel (who may be counsel for the Borrower or the Canadian Borrower, respectively), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05        Delegation of Duties.  Each of the Administrative Agent and the Canadian Subfacility Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent or the Canadian Subfacility Agent, respectively.  Each of the Administrative Agent and the Canadian Subfacility Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and the Canadian Subfacility Agent and of any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or as Canadian Subfacility Agent.

9.06        Resignation of Administrative Agent or the Canadian Subfacility Agent.  Each of the Administrative Agent and the Canadian Subfacility Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer, the Borrower and the Canadian Borrower, as applicable.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right (subject to the prior written consent of the Borrower (which shall not be unreasonably withheld) to the extent no Default or Event of Default then exists) to appoint a successor Administrative Agent, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and, with respect to the resignation of the Canadian Subfacility Agent, in consultation with the Canadian Borrower, to appoint a successor Canadian Subfacility Agent, which shall be a bank with an office in Canada, or an Affiliate of any such bank with an office in Canada.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after either the retiring Administrative Agent or the Canadian Subfacility Agent gives notice of its resignation, then such retiring Administrative Agent or such retiring Canadian Subfacility Agent, as the case may be, may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent or Canadian Subfacility Agent, respectively, meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders and that if the Canadian Subfacility Agent shall notify the Canadian Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or the retiring Canadian Subfacility Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, or all payments, communications and determinations provided to be made by, to or through the Canadian Subfacility Agent shall instead be made by or to each Canadian Subfacility Funding Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent or Canadian Subfacility Agent, respectively, as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent or Canadian Subfacility Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Canadian Subfacility Agent, respectively, and the retiring Administrative Agent or Canadian Subfacility Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent or by the Canadian Borrower to a successor Canadian Subfacility Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower or the Canadian Borrower and such respective successor.  After the retiring Administrative Agent’s or Canadian Subfacility Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of each such retiring Administrative Agent or Canadian Subfacility Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Canadian Subfacility Agent was acting as Administrative Agent or Canadian Subfacility Agent, respectively.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Any resignation by Bank of America, acting through its Canada branch, as Canadian Subfacility Agent pursuant to this Section shall also constitute its resignation as a Canadian Subfacility Funding Fronting Lender.  Upon the acceptance of a successor’s appointment as Canadian Subfacility Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Canadian Subfacility Funding Fronting Lender, (b) the retiring Canadian Subfacility Funding Fronting Lender shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Canadian Subfacility Funding Fronting Lender shall make arrangements satisfactory to the retiring Canadian Subfacility Funding Fronting Lender to effectively assume the obligations of the retiring Canadian Subfacility Funding Fronting Lender with respect to outstanding Canadian Subfacility Loans.

9.07        Non-Reliance on Administrative Agent, Canadian Subfacility Agent and Other Lenders.  Each Lender, the L/C Issuer, the Swing Line Lender and each Canadian Subfacility Funding Fronting Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Canadian Subfacility Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender, the L/C Issuer, the Swing Line Lender and each Canadian Subfacility Funding Fronting Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Canadian Subfacility Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Book Managers, Arrangers, Co-Documentation Agents or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Canadian Subfacility Agent, a Lender or the L/C Issuer hereunder.

9.09        Administrative Agent and Canadian Subfacility Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) and the Canadian Subfacility Agent (irrespective of whether the principal of any Canadian Subfacility Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Canadian Subfacility Agent shall have made any demand on the Canadian Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Administrative Agent and the Canadian Subfacility Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Administrative Agent and the Canadian Subfacility Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer, the Administrative Agent and the Canadian Subfacility Agent under Sections 2.03(i) and (j), 2.09, 2A.07 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent or the Canadian Subfacility Agent, as applicable, and, in the event that the Administrative Agent or the Canadian Subfacility Agent, as applicable, shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent or the Canadian Subfacility Agent, as applicable, any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and the Canadian Subfacility Agent and its agents and counsel, and any other amounts due the Administrative Agent or the Canadian Subfacility Agent, as applicable, under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize either the Administrative Agent or the Canadian Subfacility Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize either the Administrative

Agent or the Canadian Subfacility Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X.
MISCELLANEOUS

10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender, or increase the Canadian Subfacility Funding Applicable Percentage of either Canadian Subfacility Funding Fronting Lender without the written consent of such Canadian Subfacility Funding Fronting Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower or Canadian Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e)           change Section 2.13, Section 2A.12 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

(g)           change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(h)           release the Guarantor from the Guaranty without the written consent of each Lender; or

(i)            amend Section 2A.02(f) in any manner adverse to any Lender without the written consent of such Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Canadian Subfacility Agent in addition to the Lenders required above, affect the rights or duties of the Canadian Subfacility Agent under this Agreement or any other Loan Document; (v) no amendment, waiver or consent shall, unless in writing and signed by the applicable Canadian Subfacility Funding Fronting Lender in addition to the Lenders required above, affect the rights or duties of such Canadian Subfacility Funding Fronting Lender under this Agreement or any other Loan Document; and (vi) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02      Notices; Effectiveness; Electronic Communication.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower, the Canadian Borrower, the Administrative Agent, the Canadian Subfacility Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II or Article IIA, as applicable, if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent or the Canadian Subfacility Agent, respectively, that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Canadian Subfacility Agent, the Borrower or the Canadian Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent or the Canadian Subfacility Agent, respectively, otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties, or the Canadian Subfacility Agent or any of its Related Parties (collectively, the “Agent Parties”), have any liability to the Borrower, Canadian Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, the Canadian Borrower’s, the Administrative Agent’s or the Canadian Subfacility Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, the Canadian Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Borrower, the Canadian Borrower, the Administrative Agent, the Canadian Subfacility Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Canadian Borrower, the Administrative Agent, the Canadian Subfacility Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent, L/C Issuer and Lenders.  Except to the extent of their gross negligence or willful misconduct, the Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent arising out of their gross negligence or willful misconduct.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f)            Reliance by Canadian Subfacility Agent and Lenders.  Except to the extent of their gross negligence or willful misconduct, the Canadian Subfacility Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Canadian Subfacility Loan Notices) purportedly given by or on behalf of the Canadian Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Canadian Borrower shall indemnify the Canadian Subfacility Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Canadian Borrower, except to the extent arising out of their gross negligence or willful misconduct.  All telephonic notices to and other telephonic communications with the Canadian Subfacility Agent may be recorded by the Canadian Subfacility Agent, and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent or the Canadian Subfacility Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04      Expenses; Indemnity; Damage Waiver.

(a)           Costs and Expenses.  The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Canadian Subfacility Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and for the Canadian Subfacility Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, the Canadian Subfacility Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Canadian Subfacility Agent, any Lender or the L/C Issuer), and shall pay all reasonable non-duplicative allocated fees and time charges for attorneys who may be employees of the Administrative Agent, the Canadian Subfacility Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Canadian Subfacility Agent (and any sub-agent therefor) each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by such Indemnitee with respect to claims by third parties or asserted against such Indemnitee by any third party or by the Borrower or by the Canadian Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, or in the case of the Canadian Subfacility Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or the Canadian Borrower or any of their respective Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Canadian Borrower or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower or the Canadian Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Canadian Subfacility Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Canadian Subfacility Agent (or any sub-agent thereof), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Canadian Subfacility Agent (or any sub-agent thereof) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Canadian Subfacility Agent (or any sub-agent thereof) or L/C Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, neither the Borrower nor the Canadian Borrower shall assert, and each of them hereby waives, any claim against any Indemnitee, and no Indemnitee shall assert, and each of them hereby waives, any claim against the Borrower or the Canadian Borrower on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, Canadian Subfacility Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower or the Canadian Borrower is made to the Administrative Agent, the Canadian Subfacility Agent, the L/C Issuer or any Lender, or the Administrative Agent, the Canadian Subfacility Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Canadian Subfacility Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent or the Canadian Subfacility Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or the Canadian Subfacility Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06      Successors and Assigns.

(a)           Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Canadian Subfacility Agent and each Lender (which consent shall not be unreasonably withheld), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Canadian Subfacility Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including in such reference to “Loans” for purposes of this subsection (b), Canadian Subfacility Risk Participations and participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than US$5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii)          any assignment of a Commitment must be approved by the Administrative Agent, the Canadian Subfacility Agent, the Canadian Subfacility Funding Fronting Lenders, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv)          any assignment by either a Canadian Subfacility Funding Lender or a Canadian Subfacility Participating Lender shall only be to an Eligible Assignee that will be a Canadian Subfacility Funding Lender; and

(v)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, each of the Borrower and the Canadian Borrower (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower and the Canadian Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to and Canadian Subfacility Risk Participations acquired by, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Canadian Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by each of the Borrower, the Canadian Borrower, the Canadian Subfacility Funding Fronting Lenders and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Canadian Borrower, the Canadian Subfacility Agent or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or the Canadian Borrower or any of the Borrower’s or the Canadian Borrower’s Affiliates or Subsidiaries) (each, a “Participant,” and for the avoidance of doubt, in such capacity not a Canadian Subfacility Participating Lender”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s Canadian Subfacility Risk Participations and its participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Canadian Borrower, the Canadian Subfacility Agent, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section, the

Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)           Limitation upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent and if such consent is given, such Participant will be deemed to agree to Section 3.06 as though it were a Lender.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Resignation as L/C Issuer, Swing Line Lender or Canadian Subfacility Funding Fronting Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer; (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender and/or (iii) upon 30 days’ notice to the Canadian Borrower, resign as a Canadian Subfacility Funding Fronting Lender.  In the event of any such resignation as L/C Issuer, Swing Line Lender or Canadian Subfacility Funding Fronting Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer, Swing Line Lender or Canadian Subfacility Funding Fronting Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  Notwithstanding anything to the contrary contained herein, if at any time JPMorgan Chase Bank, NA assigns all of its Commitment and Loans pursuant to subsection (b) above, JPMorgan Chase Bank, NA may, upon 30 days’ notice to the Canadian Borrower, resign as a Canadian Subfacility Funding Fronting Lender.  If Bank of America resigns as L/C

Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  If Bank of America or JPMorgan Chase Bank, NA resigns as a Canadian Subfacility Funding Fronting Lender, it shall retain all the rights of a Canadian Subfacility Funding Fronting Lender provided for hereunder with respect Canadian Subfacility Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Canadian Subfacility Participating Lenders to fund Canadian Subfacility Risk Participations in outstanding Canadian Subfacility Funding Fronting Loans pursuant to Section 2A02(f).  Upon the appointment of a successor L/C Issuer and/or Swing Line Lender and/or Canadian Subfacility Funding Fronting Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender or Canadian Subfacility Funding Fronting Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, Canadian Subfacility Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement that affirmatively agrees to be bound by the provisions of this Section 10.07 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, Canadian Subfacility Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower, the Canadian Borrower or any Subsidiary relating to the Borrower, the Canadian

Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Canadian Subfacility Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower, Canadian Borrower or any Subsidiary, provided that, in the case of information received from the Borrower, the Canadian Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Canadian Subfacility Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower, the Canadian Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08      Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower, the Canadian Borrower or any other Loan Party against any and all of the obligations of the Borrower, the Canadian Borrower or such other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower, the Canadian Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower, the Canadian Borrower, the Canadian Subfacility Agent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09      Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent, the Canadian Subfacility Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower or the Canadian Borrower, as applicable.  In determining whether the interest contracted for, charged, or received by the Administrative Agent, the Canadian Subfacility Agent or a Lender exceeds the

Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts; Integration; Effectiveness.  This Agreement and the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement and the other Loan Documents shall become effective when it shall have been executed by the Administrative Agent and the Canadian Subfacility Agent and when the Administrative Agent and the Canadian Subfacility Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement and the other Loan Documents.

10.11      Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent, the Canadian Subfacility Agent and each Lender, regardless of any investigation made by the Administrative Agent, the Canadian Subfacility Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Canadian Subfacility Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12      Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13      Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower or the Canadian Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any performance of any Lender hereunder becomes illegal as described in Section 3.02, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the processing and recording fee specified in Section 10.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)           such assignment does not conflict with applicable Laws; and

(e)           such assignee must be a Canadian Subfacility Funding Lender or otherwise be approved by the Canadian Subfacility Funding Fronting Lenders.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14      Governing Law; Jurisdiction; Etc.

(a)           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN

DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE CANADIAN SUBFACILITY AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER, THE CANADIAN BORROWER AND EACH OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER, THE CANADIAN BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15      Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16      USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent and the Canadian Subfacility Agent (each for itself and not on behalf of any Lender) hereby notifies the Borrower and the Canadian Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the Canadian Borrower, which information includes the name and address of the Borrower and the Canadian Borrower and other information that will allow such Lender or the Administrative Agent or the Canadian Subfacility Agent, as applicable, to identify the Borrower and the Canadian Borrower in accordance with the Act.

10.17      Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent or the Canadian Subfacility Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower and the Canadian Borrower in respect of any such sum due from it to the Administrative Agent, the Canadian Subfacility Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or the Canadian Subfacility Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or the Canadian Subfacility Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the Canadian Subfacility Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Canadian Subfacility Agent from the Canadian Borrower in the Agreement Currency, the Canadian Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Canadian Subfacility Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Canadian Subfacility Agent in such currency, the Canadian Subfacility Agent agrees to return the amount of any excess to the Canadian Borrower (or to any other Person who may be entitled thereto under applicable law).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CERIDIAN CORPORATION, as
Borrower

By:	/s/ David B. Kuhnau
Name:	David B. Kuhnau
Title:	Vice President and Treasurer

CREDIT AGREEMENT

Signature Page

CERIDIAN CANADA LTD., as
Canadian Borrower

By:	/s/ David B. Kuhnau
Name:	David B. Kuhnau
Title:	Vice President and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Mollie S. Canup
Name:	Mollie S. Canup
Title:	Vice President

BANK OF AMERICA, N.A., acting through its Canada branch, as Canadian Subfacility Agent

By:	/s/ Medina Sales de Andrade
Name:	Medina Sales de Andrade
Title:	Assistant Vice President

BANK OF AMERICA, N.A.,

By:	/s/ W. Thomas Barnett
Name:	W. Thomas Barnett
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Sabir A. Hashmy
Name:	Sabir A. Hashmy
Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
TORONTO BRANCH

By:	/s/ Sabir A. Hashmy
Name:	Sabir A. Hashmy
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ John G. Taylor
Name:	John G. Taylor
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Philip K. Liebscher
Name:	Philip K. Liebscher
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Mark Halldorson
Name:	Mark Halldorson
Title:	Vice President

By:	/s/ Jennifer Barrett
Name:	Jennifer Barrett
Title:	Vice President & Loan Team Manager

AMSOUTH BANK

By:	/s/ Eric Kruse
Name:	Eric Kruse
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH

By:	/s/ Tsuguyuki Umene
Name:	Mr. Tsuguyuki Umene
Title:	Deputy General Manager

THE BANK OF NEW YORK

By:	/s/ Walter C. Parelli
Name:	Walter C. Parelli
Title:	Vice President

MELLON BANK, N.A.

By:	/s/ Daniel J. Lenckos
Name:	Daniel J. Lenckos
Title:	First Vice President

MELLON BANK, N.A., CANADA BRANCH

By:	/s/ Wendy B. H. Bocti
Name:	Wendy B. H. Bocti
Title:	Principal Officer

EXHIBIT A-1

FORM OF REVOLVING LOAN NOTICE

Date:                    ,

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November    , 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Ceridian Corporation, a Delaware corporation (the “Borrower”), Ceridian Canada Ltd., a corporation organized under the laws of Canada (the “Canadian Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and Bank of America, N.A., acting through its Canada branch, as Canadian Subfacility Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of Revolving Loans	☐ A conversion or continuation of Loans

1.             On                                                  (a Business Day).

2.             In the amount of $                             .

3.             Comprised of                                                                 .

[Type of Revolving Loan requested]

4.             For Eurocurrency Rate Loans:  with an Interest Period of                          months.

5.             In                                                                                  .

[US Dollars or type of Alternative Currency]

The Revolving Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

CERIDIAN CORPORATION

By:
Name:
Title:

1

EXHIBIT A-2

FORM OF CANADIAN SUBFACILITY LOAN NOTICE

Date:                      ,

To:          Bank of America, N.A., acting through its Canada branch, as Canadian Subfacility Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November    , 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Ceridian Corporation, a Delaware corporation (the “Borrower”), Ceridian Canada Ltd., a corporation organized under the laws of Canada (the “Canadian Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and Bank of America, N.A., acting through its Canada branch, as Canadian Subfacility Agent.

The undersigned hereby requests (select one):

☐	A Borrowing of Canadian	☐	A conversion or continuation of Canadian
	Subfacility Loans		Subfacility Loans

1.             On                                                   (a Business Day).

2.             In the amount of $                            .

3.             Comprised of                                                                  .

[Type of Canadian Subfacility Loan requested]

4.             For Eurocurrency Rate Loans:  with an Interest Period of                         months.

The Canadian Subfacility Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2A.01 of the Agreement.

CERIDIAN CANADA LTD.

By:
Name:
Title:

1

EXHIBIT A-3

FORM OF SWING LING LOAN NOTICE

Date:                      ,

To:          Bank of America, N.A., as Swing Line Lender

Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November    , 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Ceridian Corporation, a Delaware corporation (the “Borrower”), Ceridian Canada Ltd., a corporation organized under the laws of Canada (the “Canadian Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and Bank of America, N.A., acting through its Canada branch, as Canadian Subfacility Agent.

The undersigned hereby requests a Swing Line Loan:

1.             On                               (a Business Day).

2.             In the amount of $                           .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

CERIDIAN CORPORATION

By:
Name:
Title:

1

EXHIBIT B-1

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to                               or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of November     , 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, Ceridian Canada Ltd., a corporation organized under the laws of Canada (the “Canadian Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and Bank of America, N.A., acting through its Canada branch, as Canadian Subfacility Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in US Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

CERIDIAN CORPORATION

By:
Name:
Title:

2

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

3

EXHIBIT B-2

FORM OF CANADIAN SUBFACILITY NOTE

FOR VALUE RECEIVED, the undersigned (the “Canadian Borrower”) hereby promises to pay to                                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Canadian Subfacility Loan from time to time made by the Lender to the Canadian Borrower under that certain Credit Agreement, dated as of November    , 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Ceridian Corporation, a Delaware corporation (the “Borrower”), the Canadian Borrower, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and Bank of America, N.A., acting through its Canada branch, as Canadian Subfacility Agent.

The Canadian Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Canadian Subfacility Agent for the account of the Canadian Subfacility Funding Lender in Canadian Dollars in immediately available funds at the Canadian Subfacility Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Canadian Subfacility Loans made by the Canadian Subfacility Funding Lender shall be evidenced by one or more loan accounts or records maintained by the Canadian Subfacility Funding Lender in the ordinary course of business. The Canadian Subfacility Funding Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Canadian Subfacility Loans and payments with respect thereto.

The Canadian Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

1

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

CERIDIAN CANADA LTD.

By:
Name:
Title:

2

CANADIAN SUBFACILITY LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Canadian Subfacility Loan Made	Amount of Canadian Subfacility Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

3

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:

To:          Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of November    , 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Ceridian Corporation, a Delaware corporation (the “Borrower”), Ceridian Canada Ltd., a corporation organized under the laws of Canada (the “Canadian Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and Bank of America, N.A., acting through its Canada branch, as Canadian Subfacility Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                       of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following for fiscal year-end financial statements]

1.            Attached hereto as Schedule l are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following for fiscal quarter-end financial statements]

1.            Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.            The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

1

3.            A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one: ]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

4.            The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                   ,           .

CERIDIAN CORPORATION

By:
Name:
Title:

2

For the Quarter/Year ended                        (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.             Section 7.09 - Interest Coverage Ratio.

A.		Consolidated EBIT for four consecutive fiscal quarters ending on above date (“Subject Period”):

	1.	Consolidated Net Income for Subject Period:	$

	2.	Line A. 1, adjusted for extraordinary gains/losses and discontinued operations	$

	3.	Consolidated Interest Expense for Subject Period:	$

	4.	Provision for income taxes for Subject Period:	$

	5.	Interest income for Subject Period:	$

	6.	Consolidated EBIT (Lines I.A.1 + 2 + 3 + 4 - 5):	$

B.	Consolidated Interest Expense for Subject Period:		$

C.	Interest Coverage Ratio (Line I.A.6 ÷ Line I.C):		to 1.00

	Minimum required:		2.75 to 1.00

II.            Section 7.10 - Debt to Total Capitalization Ratio.

A.	Consolidated Indebtedness as of Statement Date:	$

B.	Consolidated Net Worth at Statement Date:	$

C.	Total Capitalization (Line II.A + Line II.B):	$

D.	Debt to Total Capitalization ratio (Line II.A ÷ Line II.C):	to 1.00

	Maximum permitted:	0.50

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EXHIBIT D

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, as specified in Schedule 10.06 to the Credit Agreement, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit, the Swing Line Loans and the Canadian Subfacility Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower:	Ceridian Corporation, a Delaware corporation
	Canadian Borrower:	Ceridian Canada Ltd., a corporation organized under the laws of Canada

(1)           Select as applicable.

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4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

	Canadian Subfacility Agent:	Bank of America, N.A., acting through its Canada branch, as Canadian Subfacility Agent under the Credit Agreement

5.	Credit Agreement:

Credit Agreement among Ceridian Corporation, a Delaware corporation (the “Borrower”), Ceridian Canada Ltd., a corporation organized under the laws of Canada (the “Canadian Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), Bank of America, N.A., as Administrative Agent, Swingline Lender and L/C Issuer, and Bank of America, N.A., acting through its Canada branch, as Canadian Subfacility Agent.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment(2)		CUSIP Number
	$	$		%
	$	$		%
_____________	$	$	_____________	%

[7.           Trade Date:                                      ](3)

Effective Date:                                     , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

*                                         Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2)                                  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(3)                                  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

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ASSIGNOR:
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE:
[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Consented to:

CERIDIAN CORPORATION

By:
Name:
Title:

CERIDIAN CANADA LTD.

By:
Name:
Title:

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ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1.         Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.            Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but

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excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT E

FORM GUARANTY

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Guaranty Agreement”), dated as of November 18, 2005, is made by CERIDIAN CORPORATION, a Delaware corporation, (the “Guarantor”), in favor of BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States, as administrative agent (in such capacity, the “Administrative Agent”) for each of the lenders (the “Lenders” now or hereafter party to the Credit Agreement defined below (collectively with the Administrative Agent, the “Guaranteed Parties”).  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Guaranteed Parties have agreed to provide to the Guarantor and Ceridian Canada Ltd., a corporation organized under the laws of Canada, (the “Canadian Borrower”) certain credit facilities, including a revolving credit facility with a letter of credit, swing line and Canadian subfacility pursuant to the terms of that certain Credit Agreement dated as of November 18, 2005, among the Guarantor, the Canadian Borrower, the Administrative Agent and the Lenders (as from time to time amended, revised, modified, supplemented or amended and restated, the “Credit Agreement”); and

WHEREAS, the Guarantor is the parent of the Canadian Borrower and will materially benefit from the Canadian Subfacility Loans made and to be made to the Canadian Borrower under the Credit Agreement; and

WHEREAS, the Guarantor is required to enter into this Guaranty Agreement pursuant to the terms of the Credit Agreement; and

WHEREAS, a material part of the consideration given in connection with and as an inducement to the execution and delivery of the Credit Agreement by the Guaranteed Parties was the obligation of the Guarantor to enter into this Guaranty Agreement, and the Guaranteed Parties are unwilling to extend and maintain the credit facilities provided under the Loan Documents unless the Guarantor enters into this Guaranty Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1.            Guaranty.  The Guarantor hereby unconditionally, absolutely, continually and irrevocably guarantees to the Administrative Agent for the benefit of the Guaranteed Parties the payment and performance in full of the Guaranteed Liabilities (as defined below).  For all purposes of this Guaranty Agreement, “Guaranteed Liabilities” means:  (a) the Canadian Borrower’s prompt payment in full, when due or declared due and at all such times, of all of its

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Obligations and all other amounts owing by it pursuant to the terms of the Credit Agreement, the Canadian Subfacility Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable by the Canadian Borrower to any one or more of the Guaranteed Parties, including principal, interest, premiums and fees (including, but not limited to, loan fees and reasonable fees, charges and disbursements of counsel (“Attorney Costs”); and (b) the Canadian Borrower’s prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by the Canadian Borrower under the Credit Agreement, the Canadian Subfacility Notes and all other Loan Documents.  The Guarantor’s obligations to the Guaranteed Parties under this Guaranty Agreement are hereinafter referred to as the “Guarantor’s Obligations”.

The Guarantor agrees that it is directly and primarily liable (subject to the limitation in the immediately preceding paragraph) for the Guaranteed Liabilities.

2.            Payment.  If the Canadian Borrower shall default in payment or shall fail to perform any of the Guaranteed Liabilities, whether the payment consists of principal, interest, premiums, fees (including, but not limited to, loan fees and Attorney Costs), or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of the Credit Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, then the Guarantor will, upon demand thereof by the Administrative Agent, fully pay to the Administrative Agent, for the benefit of the Guaranteed Parties, subject to any restriction on the Guarantor’s Obligations set forth in Section 1 hereof, an amount equal to all the Guaranteed Liabilities then due and owing.

3.            Absolute Rights and Obligations.  This is a guaranty of payment and not of collection.  The Guarantor’s Obligations under this Guaranty Agreement shall be absolute and unconditional irrespective of, and the Guarantor hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Guaranty Agreement to which it is a party by reason of:

(a)          any lack of legality, validity or enforceability of the Credit Agreement, of any of the Canadian Subfacility Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantor’s Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b)          any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c)          any acceleration of the maturity of any of the Guaranteed Liabilities or of any other obligations or liabilities of any Person under any of the Related Agreements;

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(d)          any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities, for any of the Guarantor’s Obligations, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e)          any dissolution of the Canadian Borrower, the Guarantor, or any other party to a Related Agreement, or the combination or consolidation of the Canadian Borrower, the Guarantor, or any other party to a Related Agreement into or with another entity (other than the Guarantor) or any transfer or disposition of any assets of the Canadian Borrower, the Guarantor, or any other party to a Related Agreement (other than a transfer or disposition of all assets of the Canadian Borrower to the Guarantor);

(f)           any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under the Credit Agreement, any of the Canadian Subfacility Notes, any other Loan Document, or any other Related Agreement, in whole or in part;

(g)          the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities;

(h)          any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Credit Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Guaranteed Liabilities or any of the obligations or liabilities of any party to any other Related Agreement; or

(i)           any other circumstance whatsoever (with or without notice to or knowledge of the Guarantor) which may or might in any manner or to any extent vary the risks of the Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to the Canadian Borrower or to any collateral in respect of the Guaranteed Liabilities or Guarantor’s Obligations.

It is the express purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantor’s Obligations hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment as herein provided.

4.            Currency and Funds of Payment.  The Guarantor’s Obligations will be paid in lawful currency of Canada and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Guaranteed Party with respect thereto as against the Canadian Borrower, or cause or permit to be invoked any alteration in the time, amount or manner of payment by the Canadian Borrower of any or all of the Guaranteed Liabilities.

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5.            Events of Default.  Without limiting the provisions of Section 2 hereof, in the event that there shall occur and be continuing an Event of Default, then notwithstanding any collateral or other security or credit support for the Guaranteed Liabilities, at the Administrative Agent’s election and without notice thereof or demand therefor, the Guarantor’s Obligations shall immediately be and become due and payable.

6.            Suits.  The Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Guaranteed Parties, on demand, at the Administrative Agent’s Office or such other address as the Administrative Agent shall give notice of to the Guarantor, the Guarantor’s Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against the Guarantor.  At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against the Guarantor, whether or not suit has been commenced against the Canadian Borrower or any other Person and whether or not the Guaranteed Parties have taken or failed to take any other action to collect all or any portion of the Guaranteed Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 3 hereof.

7.            Set-Off and Waiver.  The Guarantor waives any right to assert against any Guaranteed Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of the Guarantor’s Obligations, any defense (legal or equitable) or other claim which the Guarantor may now or at any time hereafter have against the Canadian Borrower or any or all of the Guaranteed Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to the Guarantor.  In addition to any rights and remedies of the Guaranteed Parties provided by law, upon the occurrence and during the continuance of any Event of Default, each Guaranteed Party is authorized at any time and from time to time, without prior notice to the Guarantor, any such notice being waived by the Guarantor to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Guaranteed Party to or for the credit or the account of the Guarantor against any and all Guarantor’s Obligations owing to such Guaranteed Party, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Guaranteed Party shall have made demand under this Guaranty Agreement or any other Loan Document and although the Guarantor’s Obligations may be contingent or unmatured or denominated in a currency other than that of the deposit account.  Each Guaranteed Party agrees promptly to notify the Guarantor and the Administrative Agent after any such set-off and application made by such Guaranteed Party; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

8.            Waiver of Notice; Subrogation.

(a)          The Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences:  (i) acceptance of this Guaranty Agreement; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans and issuing Letters of Credit and otherwise loaning monies or giving or extending credit to or for the

9

benefit of the Canadian Borrower or any other Loan Party, or otherwise entering into arrangements with any Loan Party giving rise to Guaranteed Liabilities, whether pursuant to the Credit Agreement, the Canadian Subfacility Notes, any other Loan Document, or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 3 hereof.  The Guarantor agrees that each Guaranteed Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Guaranteed Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing the Guarantor from its Guarantor’s Obligations, and the Guarantor hereby consents to each and all of the foregoing events or occurrences.

(b)          The Guarantor hereby agrees that payment or performance by it of its Guarantor’s Obligations under this Guaranty Agreement may be enforced by the Administrative Agent on behalf of the Guaranteed Parties upon demand by the Administrative Agent to the Guarantor without the Administrative Agent being required, the Guarantor expressly waiving to the extent permitted by law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against the Canadian Borrower or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by the Canadian Borrower or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY THE GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE CREDIT AGREEMENT.

(c)          The Guarantor further agrees with respect to this Guaranty Agreement that it shall have no right of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to security for the Guaranteed Liabilities unless and until 93 days immediately following the Facility Termination Date (as defined below) shall have elapsed without the filing or commencement, by or against the Canadian Borrower, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, the Canadian Borrower or its assets.  This waiver is expressly intended to prevent the existence of any claim in respect to such subrogation, reimbursement, contribution or indemnity by the Guarantor against the estate of the Canadian Borrower within the meaning of Section 101 of the Bankruptcy Code, in the event of a subsequent case involving the Canadian Borrower.  If an amount shall be paid to the Guarantor on account of such rights at any time prior to termination of this Guaranty Agreement in accordance with the provisions of Section 20 hereof, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith

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be paid to the Administrative Agent, for the benefit of the Guaranteed Parties, to be credited and applied upon the Guarantor’s Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or otherwise as the Guaranteed Parties may elect.  The agreements in this subsection shall survive repayment of the Guarantor’s Obligations, the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination in accordance with Section 20 hereof, and occurrence of the Facility Termination Date.  For purposes of this Guaranty Agreement, “Facility Termination Date” means the date as of which all of the following shall have occurred:  (a) the Canadian Borrower shall have permanently terminated the Canadian Subfacility pursuant to the Loan Documents by final payment in full of all Outstanding Amounts with respect thereto, together with all accrued and unpaid interest and fees thereon; (b) all Commitments with respect to the Canadian Subfacility shall have terminated or expired; and (c) the Canadian Borrower shall have fully, finally and irrevocably paid and satisfied in full all of its respective obligations and liabilities arising under the Loan Documents, including the Obligations with respect to the Canadian Subfacility (except for future obligations consisting of continuing indemnities and other contingent Obligations of the Canadian Borrower or any Loan Party that may be owing to any of its Related Parties or any Lender pursuant to the Loan Documents and that expressly survive termination of the Credit Agreement or any other Loan Document).

9.            Effectiveness; Enforceability.  This Guaranty Agreement shall be effective as of the date first above written and shall continue in full force and effect until termination in accordance with Section 20 hereof.  Any claim or claims that the Guaranteed Parties may at any time hereafter have against the Guarantor under this Guaranty Agreement may be asserted by the Administrative Agent on behalf of the Guaranteed Parties by written notice directed to the Guarantor in accordance with Section 22 hereof.

10.          Representations and Warranties.  The Guarantor warrants and represents to the Administrative Agent, for the benefit of the Guaranteed Parties, that it is duly authorized to execute and deliver this Guaranty Agreement, and to perform its obligations under this Guaranty Agreement, that this Guaranty Agreement has been duly executed and delivered on behalf of it by its duly authorized representatives; that this Guaranty Agreement is legal, valid, binding and enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and that the Guarantor’s execution, delivery and performance of this Guaranty Agreement do not violate or constitute a breach of any of its Organization Documents, any agreement or instrument to which the Guarantor is a party, or any law, order, regulation, decree or award of any governmental authority or arbitral body to which it or its properties or operations is subject.

11.          Expenses.  The Guarantor agrees to be liable for the payment of all reasonable fees and expenses, including Attorney Costs, incurred by any Guaranteed Party in connection with the enforcement of this Guaranty Agreement, whether or not suit be brought.

12.          Reinstatement.  The Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by any

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Guaranteed Party in respect of any Guaranteed Liabilities is rescinded or must be restored for any reason, or is repaid by any Guaranteed Party in whole or in part in good faith settlement of any pending or threatened avoidance claim.

13.          Attorney-in-Fact.  To the extent permitted by law, the Guarantor hereby appoints the Administrative Agent, for the benefit of the Guaranteed Parties, as its attorney-in-fact for the purposes of carrying out the provisions of this Guaranty Agreement and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the Administrative Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default.

14.          Reliance.  The Guarantor represents and warrants to the Administrative Agent, for the benefit of the Guaranteed Parties, that:  (a) it has adequate means to obtain on a continuing basis (i) from the Canadian Borrower, information concerning its financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guaranty Agreement (“Other Information”), and has full and complete access to the Canadian Borrower’s books and records and to such Other Information; (b) it is not relying on any Guaranteed Party or its or their employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) it has been furnished with and reviewed the terms of the Credit Agreement and such other Loan Documents and Related Agreements as it has requested, is executing this Guaranty Agreement freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty Agreement; (d) it has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of the Canadian Borrower, the Canadian Borrower’s financial condition and affairs, the “Other Information”, and such other matters as it deems material in deciding to provide this Guaranty Agreement and is fully aware of the same; and (e) it has not depended or relied on any Guaranteed Party or its or their employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning the Canadian Borrower or the Canadian Borrower’s financial condition and affairs or any other matters material to the Guarantor’s decision to provide this Guaranty Agreement or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision.  The Guarantor agrees that no Guaranteed Party has any duty or responsibility whatsoever, now or in the future, to provide to the Guarantor any information concerning the Canadian Borrower’s financial condition and affairs, or any Other Information, other than as expressly provided herein, and that, if the Guarantor receives any such information from any Guaranteed Party or its or their employees, directors, agents or other representatives or Affiliates, the Guarantor will independently verify the information and will not rely on any Guaranteed Party or its or their employees, directors, agents or other representatives or Affiliates, with respect to such information.

15.          Rules of Interpretation.  The rules of interpretation contained in Section 1.02 of the Credit Agreement shall be applicable to this Guaranty Agreement and are hereby incorporated by reference.  All representations and warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or guaranteed hereby.

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16.          Entire Agreement.  This Guaranty Agreement, together with the Credit Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements, understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.  Except as provided in Section 20, neither this Guaranty Agreement nor any portion or provision hereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement.

17.          Binding Agreement; Assignment.  This Guaranty Agreement and the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, legal representatives, successors and assigns; provided, however, that the Guarantor shall not be permitted to assign any of its rights, powers, duties or obligations under this Guaranty Agreement or any other interest herein without the prior written consent of the Administrative Agent.  Without limiting the generality of the foregoing sentence of this Section 17, any Lender may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Credit Agreement (to the extent permitted by the Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by law, thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject however, to the provisions of the Credit Agreement, including Article IX thereof (concerning the Administrative Agent) and Section 10.06 thereof concerning assignments and participations.  All references herein to the Administrative Agent shall include any successor thereof.

18.          Severability.  The provisions of this Guaranty Agreement are independent of and separable from each other.  If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Guaranty Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

19.          Counterparts.  This Guaranty Agreement may be executed in any number of counterparts each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Guaranty Agreement to produce or account for more than one such counterpart executed by the Guarantor against whom enforcement is sought.  Without limiting the foregoing provisions of this Section 19, the provisions of Section 10.10 of the Credit Agreement shall be applicable to this Guaranty Agreement.

20.          Termination.  Subject to reinstatement pursuant to Section 12 hereof, this Guaranty Agreement, and all of the Guarantors’ Obligations hereunder shall terminate on the Facility Termination Date.

21.          Remedies Cumulative; Late Payments.  All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Administrative Agent or any other

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Guaranteed Party provided by law or under the Credit Agreement, the other Loan Documents or other applicable agreements or instruments.  The making of the Loans and other credit extensions pursuant to the Credit Agreement and other Related Agreements shall be conclusively presumed to have been made or extended, respectively, in reliance upon the Guarantor’s guaranty of the Guaranteed Liabilities pursuant to the terms hereof.  Any amounts not paid when due under this Guaranty Agreement shall bear interest at the Default Rate.

22.          Notices.  Any notice required or permitted hereunder shall be given, (a) with respect to the Guarantor, at the address of the Guarantor indicated in Schedule 10.02 of the Credit Agreement and (b) with respect to the Administrative Agent or any other Guaranteed Party, at the Administrative Agent’s address indicated in Schedule 10.02 of the Credit Agreement.  All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 10.02 of the Credit Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.

23.          Governing Law; Venue; Waiver of Jury Trial.

(a)          THIS GUARANTY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

(b)          THE GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY AGREES AND CONSENTS THAT ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN MAY BE INSTITUTED IN ANY STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, UNITED STATES OF AMERICA AND, BY THE EXECUTION AND DELIVERY OF THIS GUARANTY AGREEMENT, THE GUARANTOR EXPRESSLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN, OR TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY, ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING, AND THE GUARANTOR HEREBY IRREVOCABLY SUBMITS GENERALLY AND UNCONDITIONALLY TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.

(c)          THE GUARANTOR AGREES THAT SERVICE OF PROCESS MAY BE MADE BY PERSONAL SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING, OR BY REGISTERED OR CERTIFIED MAIL (POSTAGE PREPAID) TO THE ADDRESS FOR NOTICES TO THE GUARANTOR IN EFFECT PURSUANT TO SECTION 22 HEREOF, OR BY ANY OTHER METHOD OF SERVICE PROVIDED FOR UNDER THE APPLICABLE LAWS IN EFFECT IN THE STATE OF NEW YORK.

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(d)          NOTHING CONTAINED IN SUBSECTIONS (b) or (c) HEREOF SHALL PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR ANY OTHER LOAN DOCUMENT IN THE COURTS OF ANY JURISDICTION WHERE THE GUARANTOR OR ANY OF ITS PROPERTY OR ASSETS MAY BE FOUND OR LOCATED.  TO THE EXTENT PERMITTED BY THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, THE GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND EXPRESSLY WAIVES, IN RESPECT OF ANY SUCH SUIT, ACTION OR PROCEEDING, OBJECTION TO THE EXERCISE OF JURISDICTION OVER IT AND ITS PROPERTY BY ANY SUCH OTHER COURT OR COURTS WHICH NOW OR HEREAFTER MAY BE AVAILABLE UNDER APPLICABLE LAW.

(e)          IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER OR RELATED TO THIS GUARANTY AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR THAT MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH, THE GUARANTOR AND THE ADMINISTRATIVE AGENT ON BEHALF OF THE GUARANTEED PARTIES HEREBY AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND HEREBY IRREVOCABLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT ANY SUCH PERSON MAY HAVE TO TRIAL BY JURY IN ANY SUCH ACTION, SUIT OR PROCEEDING.

(f)           THE GUARANTOR HEREBY EXPRESSLY WAIVES ANY OBJECTION IT MAY HAVE THAT ANY COURT TO WHOSE JURISDICTION IT HAS SUBMITTED PURSUANT TO THE TERMS HEREOF IS AN INCONVENIENT FORUM.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Guaranty Agreement as of the day and year first written above.

GUARANTOR:

CERIDIAN CORPORATION

By:
Name:	David B. Kuhnau
Title:	Vice President and Treasurer

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

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EXHIBIT F

FORM OPINION OF COUNSEL

Preliminary Draft of Excerpts of Opinion for Counsel to the Loan Parties (Oppenheimer Wolff & Donnelly LLP)

Address to:                                 Bank of America, N.A., as Administrative Agent and Each of the Lenders Party to the Credit Agreement Referenced Below

Insert address

1.            The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Minnesota and is duly qualified to transact business as a foreign corporation and is in good standing in the following jurisdictions: California, Georgia, Kentucky and Pennsylvania, and in each other jurisdiction in which, in light of the nature of the business transacted by it or the property owned by it, such qualification is necessary and the failure so to qualify might impair title to any property material to its operations or its right to enforce any material contract against others, or expose it to any substantial liability or impairment of rights or defenses in such jurisdiction. The Borrower has full corporate power and authority to own its assets and conduct the businesses in which it is now engaged and as are expressly contemplated by the Loan Documents, and has full corporate power and authority to enter into each of the Loan Documents to which it is a party and to perform its obligations thereunder and consummate the Loans contemplated therein.

2.            Each of the Loan Documents to which the Borrower is a party has been duly authorized by the Board of Directors of the Borrower (and by any required shareholder action), has been duly executed and delivered by the Borrower.  Each of the Loan Documents to which the Loan Parties are party constitutes the legal, valid and binding obligation, agreement, instrument or conveyance, as the case may be, of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and other similar laws relating to or affecting creditors’ rights generally and by the application of general equitable principles (whether considered in proceedings at law or in equity).

3.            Neither the execution or delivery of, nor performance by the Borrower of its obligations under, the Loan Documents (a) does or will conflict with, violate or constitute a breach of (i) any of the Organization Documents of the Borrower, (ii) any laws, rules or regulations applicable to the Borrower, or (iii) any contract, agreement, indenture, lease, instrument, commitment, judgment, writ, determination, order, decree or arbitral award, of which we have knowledge after due inquiry of appropriate representatives of the Borrower, to which the Borrower is a party or by which the Borrower, or any other Subsidiary or any of their properties is bound, (b) requires the prior consent of, notice to, license from or filing with any Governmental Authority which has not been duly obtained or made on or prior to the date hereof, or (c) does or will result in the creation or imposition of any lien, pledge, charge or encumbrance of any nature upon or with respect to any of the properties of the Borrower, or any Subsidiary, except for the Liens in your favor expressly created pursuant to the Loan Documents.

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4.            Insofar as we have knowledge of the operations and affairs of the Loan Parties and upon due inquiry of appropriate representatives of the Loan Parties, there is no pending or overtly threatened, action, suit, investigation or proceeding (including, without limitation, any action, suit, investigation, or proceeding under any environmental or labor law) before or by any court, or governmental department, commission, board, bureau, instrumentality, agency or arbitral authority, (i) which calls into question the validity or enforceability of any of the Loan Documents, or the titles to their respective offices or authority of any officers[, members, or partners, as applicable] of the Borrower or (ii) an adverse result in which could reasonably be expected to have a Material Adverse Effect.

5.            Insofar as we have knowledge of the operations and affairs of the Borrower and upon due inquiry of appropriate representatives of the Borrower, there exists no event, circumstance or condition (except that we express no opinion as to financial reporting or accounting matters) which, immediately upon giving effect to the Loan Documents, would constitute a Default or Event of Default under the Loan Agreement.

6.            None of the transactions contemplated by the Loan Agreement, including, without limitation, the use of the proceeds of the Loans provided for in the Loan Documents, will violate or result in a violation of regulations T, U or X of the Board of Governors of the Federal Reserve System.

7.            The rate or rates of interest provided for in the Loan Documents, including all late payment charges and the Default Rate provided for therein, do not and will not violate or conflict with, or give rise to any defense to payment of the Obligations or to any claim, counterclaim, setoff or recoupment under, any usury or other law or regulation of the State of New York governing the maximum rate of interest or amount of other charges that may be charged or incurred in Loans of the type contemplated under the Loan Documents.

Our opinions contained herein are rendered solely in connection with the transactions contemplated under the Loan Documents and may not be relied upon in any manner by any Person other than the addressees hereof, any successor or assignee of any addressee (including successive assignees) and any Person who shall acquire a participation interest in the interest of any Lender (collectively, the “Reliance Parties”), or by any Reliance Party for any other purpose.  Our opinions herein shall not be quoted or otherwise included, summarized or referred to in any publication or document, in whole or in part, for any purpose whatsoever, or furnished to any Person other than a Reliance Party (or a Person considering whether to become a Reliance Party), except as may be required of any Reliance Party by applicable law or regulation or in accordance with any auditing or oversight function or request of regulatory agencies to which a Reliance Party is subject.

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Preliminary Draft of Excerpts of Opinion for Counsel to the Canadian Borrower

Address to:          Bank of America, N.A., as Administrative Agent and

Each of the Lenders Party to the Credit Agreement Referenced Below

Insert address

1.            The Canadian Borrower is a [corporation] duly organized, validly existing and in good standing under the laws of [                       (insert province of Canada)]  The Canadian Borrower has full corporate power and authority to own its assets and conduct the businesses in which it is now engaged and as are expressly contemplated by the Loan Documents, and has full corporate power and authority to enter into each of the Loan Documents to which it is a party and to perform its obligations thereunder and consummate the Loans contemplated therein.

2.            Each of the Loan Documents to which the Canadian Borrower is a party has been duly authorized by the Board of Directors of the Canadian Borrower.

3.            Neither the execution or delivery of, nor performance by the Canadian Borrower of its obligations under, the Loan Documents (a) does or will conflict with, violate or constitute a breach of (i) any of the Organization Documents of the Canadian Borrower, (ii) any laws, rules or regulations applicable to the Canadian Borrower, or (iii) any contract, agreement, indenture, lease, instrument, commitment, judgment, writ, determination, order, decree or arbitral award, of which we have knowledge after due inquiry of appropriate representatives of the Canadian Borrower, to which the Canadian Borrower is a party or by which the Canadian Borrower, or any other Subsidiary or any of their properties is bound, (b) requires the prior consent of, notice to, license from or filing with any Governmental Authority which has not been duly obtained or made on or prior to the date hereof, or (c) does or will result in the creation or imposition of any lien, pledge, charge or encumbrance of any nature upon or with respect to any of the properties of the Canadian Borrower, or any Subsidiary, except for the Liens in your favor expressly created pursuant to the Loan Documents.

4.            Insofar as we have knowledge of the operations and affairs of the Loan Parties and upon due inquiry of appropriate representatives of the Loan Parties, there is no pending or overtly threatened, action, suit, investigation or proceeding (including, without limitation, any action, suit, investigation, or proceeding under any environmental or labor law) before or by any court, or governmental department, commission, board, bureau, instrumentality, agency or arbitral authority, (i) which calls into question the validity or enforceability of any of the Loan Documents, or the titles to their respective offices or authority of any officers[, members, or partners, as applicable] of the Canadian Borrower or (ii) an adverse result in which could reasonably be expected to have a Material Adverse Effect.

5.            Insofar as we have knowledge of the operations and affairs of the Canadian Borrower and upon due inquiry of appropriate representatives of the Canadian Borrower, there exists no event, circumstance or condition (except that we express no opinion as to financial reporting or accounting matters) which, immediately upon giving effect to the Loan Documents, would constitute a Default or Event of Default under the Loan Agreement.

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6.            None of the transactions contemplated by the Loan Agreement, including, without limitation, the use of the proceeds of the Loans provided for in the Loan Documents, will violate or result in a violation of regulations T, U or X of the Board of Governors of the Federal Reserve System.

7.            The rate or rates of interest provided for in the Loan Documents, including all late payment charges and the Default Rate provided for therein, do not and will not violate or conflict with, or give rise to any defense to payment of the Obligations or to any claim, counterclaim, setoff or recoupment under, any usury or other law or regulation of the State of New York governing the maximum rate of interest or amount of other charges that may be charged or incurred in Loans of the type contemplated under the Loan Documents.

Our opinions contained herein are rendered solely in connection with the transactions contemplated under the Loan Documents and may not be relied upon in any manner by any Person other than the addressees hereof, any successor or assignee of any addressee (including successive assignees) and any Person who shall acquire a participation interest in the interest of any Lender (collectively, the “Reliance Parties”), or by any Reliance Party for any other purpose.  Our opinions herein shall not be quoted or otherwise included, summarized or referred to in any publication or document, in whole or in part, for any purpose whatsoever, or furnished to any Person other than a Reliance Party (or a Person considering whether to become a Reliance Party), except as may be required of any Reliance Party by applicable law or regulation or in accordance with any auditing or oversight function or request of regulatory agencies to which a Reliance Party is subject.

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